SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Check the appropriate box:
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
LAS VEGAS SANDS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	No fee required

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LETTER FROM THE CHAIRMAN

Dear Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders of Las Vegas Sands Corp., which will be held on June 3, 2010 at 1:00 p.m., New York time, at the Sheraton New York Hotel & Towers located at 811 Seventh Avenue, New York, New York 10019.

Details regarding admission to the meeting and the business to be presented at the meeting can be found in the accompanying Notice of Annual Meeting and Proxy Statement.

This year we are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders via the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of producing and distributing materials for our annual meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners, unless they have directed us to provide the materials in a different manner. The Notice provides instructions on how to access and review all of the important information contained in the accompanying Proxy Statement and Annual Report to Stockholders, as well as how to submit a proxy by telephone or over the Internet. If you receive the Notice and would still like to receive a printed copy of our proxy materials, instructions for requesting these materials are included in the Notice. The Company plans to mail the Notice to stockholders by April 23, 2010. The Company will continue to mail a printed copy of this Proxy Statement and form of proxy to certain stockholders, and it expects that mailing to begin on or about April 23, 2010.

Your vote is important. Whether or not you are able to attend, it is important that your shares be represented at the meeting. Please follow the instructions in the Notice and vote as soon as possible.

On behalf of the Board of Directors and the management of Las Vegas Sands Corp., thank you very much for your support.

Yours sincerely,

Sheldon G. Adelson
Chairman of the Board
and Chief Executive Officer

April 23, 2010

NOTICE OF ANNUAL MEETING

to be held on

June 3, 2010

To the Stockholders:

The annual meeting of stockholders of Las Vegas Sands Corp., a Nevada corporation (the “Company”), will be held at the Sheraton New York Hotel & Towers located at 811 Seventh Avenue New York, New York 10019, on June 3, 2010, at 1:00 p.m., New York time, for the following purposes:

1. To elect two directors to the Board of Directors, each for a three-year term;

2. To consider and act upon the ratification of the selection of our independent registered public accounting firm;

3. To consider and act upon a stockholder proposal regarding a sustainability report; and

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on April 12, 2010 are entitled to notice of and to vote at the meeting. A list of these stockholders will be available for examination by any stockholder, for any purpose relevant to the meeting, during ordinary business hours, at the Company’s executive offices, located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of ten days prior to the meeting date. The list will also be available for inspection by any stockholder at the place of the stockholder meeting during the whole time thereof.

By Order of the Board of Directors,

Michael A. Leven
President, Chief Operating Officer
and Assistant Secretary

April 23, 2010

PLEASE FOLLOW THE INSTRUCTIONS IN THE COMPANY’S NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS TO VOTE YOUR PROXY.

PROXY STATEMENT

i

PROXY STATEMENT

PROXY AND VOTING INFORMATION

Our Board of Directors (the “Board”) has provided you with these proxy materials in connection with its solicitation of proxies to be voted at the annual meeting of stockholders. We will hold the annual meeting on Thursday, June 3, 2010, at the Sheraton New York Hotel & Towers located at 811 Seventh Avenue, New York, New York, beginning at 1:00 p.m., New York time. Please note that throughout these proxy materials we may refer to Las Vegas Sands Corp. as “the Company,” “we,” “us,” or “our.”

We are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners, unless they have directed us to provide the materials in a different manner. The Notice provides instructions on how to access and review all of the important information contained in this Proxy Statement, as well as how to submit a proxy by telephone or over the Internet. If you receive the Notice and would still like to receive a printed copy of our proxy materials, instructions for requesting these materials are included in the Notice. The Company plans to mail the Notice to stockholders by April 23, 2010. The Company will continue to mail a printed copy of this Proxy Statement and form of proxy to certain stockholders, and it expects that mailing to begin on or about April 23, 2010

Who Can Vote

Only stockholders of record of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), as of April 12, 2010, will be entitled to vote at the meeting or any adjournment thereof.

How Many Shares Can Be Voted

The authorized capital stock of the Company presently consists of 1,000,000,000 shares of Common Stock. At the close of business on April 12, 2010, 660,337,124 shares of Common Stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share held of record on that date on all matters that may come before the meeting. There is no cumulative voting in the election of directors.

How You Can Vote

You may attend the annual meeting and vote your shares in person. You may also grant your proxy to vote by telephone or through the Internet by following the instructions included on the Notice, or by returning a signed, dated and marked proxy card if you received a paper copy of the proxy card.

The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of the Common Stock is necessary to constitute a quorum at the meeting. If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), a brokerage firm may give a proxy to vote its customer’s stock without customer instructions if the brokerage firm (i) transmitted proxy materials to the beneficial owner of the stock, (ii) did not receive voting instructions by the date specified in the statement accompanying the proxy materials and (iii) has no knowledge of any contest with respect to the actions to be taken at the stockholders’ meeting and such actions are adequately disclosed to stockholders. In addition, under new NYSE rules, brokerage firms may not vote their customers’ stock without instructions from the customer if the vote concerns the election of directors or an authorization for a merger, consolidation or any matter that could substantially affect the rights or privileges of the stock. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of directors. Each other item to be acted upon at the meeting requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy and entitled to vote on the item, assuming that a quorum is present or represented at the meeting. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and will have no effect. With respect to the other proposals, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, an abstention will have the same effect as a vote cast against a proposal. Under Nevada law, a broker non-vote will have no effect on the outcome of the matters presented for a stockholder vote.

Sheldon G. Adelson, the Chairman of the Board and Chief Executive Officer of our Company, his wife, Dr. Miriam Adelson, and trusts for the benefit of the Adelsons and their family members together beneficially owned approximately 52% of our outstanding Common Stock as of the record date. Mr. Adelson, Dr. Adelson and the trustees for the various trusts have indicated that they will vote the shares of Common Stock over which they exercise voting control in accordance with the recommendations of our Board as set forth below.

This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker, bank or other nominee, your vote is especially important this year. Unless you vote your shares, your shares will not be voted in the election of directors as set forth under Proposal 1 below.

     If you duly submit a proxy but do not specify how you want to vote, your shares will be voted as our Board recommends, which is:

•	“FOR” the election of each of the nominees for director as set forth under Proposal 1 below;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010 as described in Proposal 2 below; and

•	“AGAINST” the stockholder proposal described in Proposal 3 below.

How to Revoke or Change Your Vote

You may revoke or change your proxy at any time before it is exercised in any of three ways:

•	by notifying the Corporate Secretary of the revocation or change in writing;

•	by delivering to the Corporate Secretary a later dated proxy; or

•	by voting in person at the annual meeting.

You will not revoke a proxy merely by attending the annual meeting. To revoke or change a proxy, you must take one of the actions described above.

If you hold your shares in a brokerage or other account, you may submit new voting instructions by contacting your broker, bank or nominee.

Any revocation of a proxy, or a new proxy bearing a later date, should be sent to the following address: Corporate Secretary, Las Vegas Sands Corp., 3355 Las Vegas Sands Boulevard South, Las Vegas, Nevada 89109. To revoke a proxy previously submitted by telephone, Internet or mail, simply submit a new proxy at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

Other Matters to be Acted upon at the Meeting

Our Board presently is not aware of any matters other than those specifically stated in the Notice of Annual Meeting, which are to be presented for action at the annual meeting. If any matter other than those described in this Proxy Statement is presented at the annual meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Adjournments and Postponements

Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Electronic Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting and Proxy Statement and the Company’s 2010 Annual Report are available at http://investor.lasvegassands.com/proxy.cfm. These materials are also available on the Investor Relations page of our website, www.lasvegassands.com. In the future, for stockholders who have not already opted to do so, instead of receiving copies of the Notice of Annual Meeting and Proxy Statement and annual report in the mail, stockholders may elect to view proxy materials for the annual meeting on the Internet or receive proxy materials for the annual meeting by e-mail. The Notice will provide you with instructions regarding how to view our proxy materials for the annual meeting on the Internet and how to instruct us to send future proxy materials to you electronically by e-mail. Receiving your proxy materials online saves the Company the cost of producing and mailing documents to your home or business and gives you an automatic link to the proxy voting site.

Stockholders of Record.  If your shares are registered in your own name, to enroll in the electronic delivery service go directly to our transfer agent’s website at www.amstock.com anytime and follow the instructions.

Beneficial Stockholders.  If your shares are not registered in your name, to enroll in the electronic delivery service check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

Delivery of One Notice or Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

In connection with the Company’s annual meeting of stockholders, the Company is required to send to each stockholder of record a Notice or a Proxy Statement and annual report, and to arrange for a Notice or a Proxy Statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of the Company’s Common Stock in multiple accounts, this process would result in duplicate mailings of Notices or Proxy Statements and annual reports to stockholders who share the same address. To avoid this duplication, unless the Company receives instructions to the contrary from one or more of the stockholders sharing a mailing address, only one Notice or Proxy Statement will be sent to each address. Stockholders may, on their own initiative, avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.  If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice or Proxy Statement and annual report, to enroll in the electronic delivery service go directly to our transfer agent’s website at www.amstock.com anytime and follow the instructions.

Beneficial Stockholders.  If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice or Proxy Statement and annual report if there are other Las Vegas Sands Corp. stockholders who share an address with you. If you currently receive more than one Notice or Proxy Statement and annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies.  If you consent to the delivery of a single Notice or Proxy Statement and annual report but later decide that you would prefer to receive a separate copy of the Notice or Proxy Statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional Notices or Proxy Statements or annual reports. If you wish to receive a separate copy of the Notice or Proxy Statement or annual report for each stockholder sharing your address in the future, you may contact our transfer agent, American Stock Transfer & Trust Company, directly by telephone at 1-800-937-5449 or by visiting its website at www.amstock.com and following the instructions.

Important Notice about Security

All meeting attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee before entering the meeting. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of April 12, 2010 as to the beneficial ownership of our Common Stock, in each case, by:

•	each person known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each current executive officer;

•	each current officer named in the Summary Compensation Table;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

	Beneficial Ownership(1)
Name of Beneficial Owner(2)	Shares	Percent (%)

Sheldon G. Adelson(3)	197,469,165	29.9%
Dr. Miriam Adelson(4)	246,345,002	32.9
Timothy D. Stein(3)(5)	152,636,566	23.1
Michael A. Leven(6)	1,015,961	*
Robert G. Goldstein(7)	558,895	*
Kenneth J. Kay(8)	25,211	*
J. Alberto Gonzalez-Pita(9)	5,000	*
Steven Jacobs(10)	500,000	*
Thomas Arasi	—	*
Jason N. Ader(11)	11,678	*
Irwin Chafetz(12)	40,735	*
Charles D. Forman(13)	221,110	*
George P. Koo(14)	7,400	*
Jeffrey H. Schwartz(15)	21,797	*
Irwin A. Siegel(16)	18,865	*
All current executive officers and current directors of our Company as a group (13 persons)(17)	199,895,817	30.3%

*	Less than 1%.

(1)	A person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of such securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, the sole voting and investment power with respect to the indicated shares of Common Stock. Percentages are based on 660,337,124 shares issued and outstanding at the close of business on April 12, 2010 plus any shares of our Common Stock underlying (a) with respect to Dr. Adelson only, warrants held by Dr. Adelson as described in footnote 4 and (b) with respect to all individuals listed on the table, options held by any such individual that are exercisable within 60 days.

(2)	Other than Timothy D. Stein, the address of each person named in this table is c/o Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(3)	This amount includes (a) 8,870,427 shares of our Common Stock held by Mr. Adelson, (b) 5,948 shares of restricted stock (of which 1,983 shares are vested), (c) options to purchase 255,362 shares of our Common

Stock that are vested and exercisable, (d) 22,758,765 shares of our Common Stock held by the Sheldon G. Adelson 2005 Family Trust over which Mr. Adelson, as trustee, retains sole dispositive and voting control, (e) 382,280 shares of Common Stock owned by the Dr. Miriam and Sheldon G. Adelson Charitable Trust over which Mr. Adelson, as trustee, retains sole voting and dispositive power, (f) 15,246,471 shares of our Common Stock owned by the Sheldon G. Adelson November 2008 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (g) 44,922,412 shares of our Common Stock owned by the Sheldon G. Adelson December 2008 Three Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (h) 11,471,421 shares of our Common Stock owned by the Sheldon G. Adelson February 2009 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (i) 23,336,445 shares of our Common Stock owned by the Sheldon G. Adelson February 2009 Three Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (j) 28,546,985 shares of our Common Stock owned by the Sheldon G. Adelson October 2009 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (k) 29,105,939 shares of our Common Stock owned by the Sheldon G. Adelson October 2009 Three Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, and (l) 12,566,710 shares of our Common Stock owned by Adfam Investment Company LLC over which Mr. Adelson, as co-manager, shares voting and dispositive control. This amount excludes (a) 13,692,516 shares of our Common Stock that Mr. Adelson transferred to the ESBT S Trust and over which he has no beneficial ownership, (b) 13,692,516 shares of our Common Stock that Mr. Adelson transferred to the ESBT Y Trust and over which he has no beneficial ownership, (c) 13,692,517 shares of our Common Stock that Mr. Adelson transferred to the QSST A Trust and over which he has no beneficial ownership, (d) 13,692,517 shares of our Common Stock that Mr. Adelson transferred to the QSST M Trust and over which he has no beneficial ownership and (e) 5,144,415 shares of our Common Stock held by the Sheldon G. Adelson 2004 Remainder Trust, over which he has no beneficial ownership.

(4)	This amount includes (a) 86,363,636 shares of our Common Stock held by Dr. Adelson, (b) 13,692,516 shares of our Common Stock held by the ESBT S Trust over which Dr. Adelson, as trustee, retains sole voting control, (c) 13,692,516 shares of our Common Stock held by the ESBT Y Trust over which Dr. Adelson, as trustee, retains sole voting control, (d) 13,692,517 shares of our Common Stock held by the QSST A Trust over which Dr. Adelson, as trustee, retains sole voting control, (e) 13,692,517 shares of our Common Stock held by the QSST M Trust over which Dr. Adelson, as trustee, retains sole voting control, (f) 5,144,415 shares of our Common Stock held by the Sheldon G. Adelson 2004 Remainder Trust over which Dr. Adelson, as trustee, retains sole voting control, (g) 12,566,710 shares of our Common Stock owned by Adfam Investment Company LLC over which Dr. Adelson, as co-manager, shares voting and dispositive control and (h) warrants to purchase 87,500,175 shares of our Common Stock that are exercisable. (The calculation of Dr. Adelson’s percentage ownership in the above table assumes the exercise of the warrants.)

(5)	This amount includes (a) 6,893 shares of our Common Stock owned directly by Mr. Stein, (b) 15,246,471 shares of our Common Stock owned by the Sheldon G. Adelson November 2008 Two Year LVS Annuity Trust over which Mr. Stein, as trustee, retains sole voting control, (c) 44,922,412 shares of our Common Stock owned by the Sheldon G. Adelson December 2008 Three Year LVS Annuity Trust over which Mr. Stein, as trustee, retains sole voting control, (d) 11,471,421 shares of our Common Stock owned by the Sheldon G. Adelson February 2009 Two Year LVS Annuity Trust over which Mr. Stein, as trustee, retains sole voting control, (e) 23,336,445 shares of our Common Stock owned by the Sheldon G. Adelson February 2009 Three Year LVS Annuity Trust over which Mr. Stein, as trustee, retains sole voting control, (f) 28,546,985 shares of our Common Stock owned by the Sheldon G. Adelson October 2009 Two Year LVS Annuity Trust over which Mr. Stein, as trustee, retains sole voting control, and (g) 29,105,939 shares of our Common Stock owned by the Sheldon G. Adelson October 2009 Three Year LVS Annuity Trust over which Mr. Stein, as trustee, retains sole voting control. Mr. Stein disclaims beneficial ownership of the shares held by any trusts for which he acts as trustee, and this disclosure shall not be deemed an admission that Mr. Stein is a beneficial owner of such shares for any purpose. The address of Mr. Stein is c/o Lourie & Cutler, P.C., 60 State Street, Boston, Massachusetts 02109.

(6)	This amount includes (a) 115 shares of our Common Stock held by Mr. Leven, (b) 3,497 shares of restricted stock (all of which are vested) and (c) options to purchase 1,012,349 shares of our Common Stock that are vested and exercisable or will become vested and exercisable within 60 days.

(7)	This amount includes 37,095 shares of restricted stock (of which 32,723 shares are vested) and options to purchase 520,699 shares of our Common Stock that are vested and exercisable. This amount also includes 1,101 shares of our Common Stock that Mr. Goldstein transferred to The Robert and Sheryl Goldstein Trust. Mr. Goldstein may be deemed to have beneficial ownership of all such shares. This amount excludes (a) an aggregate of 40,000 shares of our Common Stock that were transferred to two trusts established for the benefit of Mr. Goldstein’s children over which he has no investment control or voting or dispositive powers and (b) 48,280 shares of our Common Stock that Mr. Goldstein transferred to SC Goldstein Holdings, LLC which is owned by two trusts established for the benefit of Mr. Goldstein’s children over which he has no investment control or voting or dispositive power.

(8)	This amount includes (a) 211 shares of our Common Stock held by Mr. Kay and (b) options to purchase 25,000 shares of our Common Stock that are vested and exercisable.

(9)	This amount includes options to purchase 5,000 shares of our Common Stock that are vested and exercisable.

(10)	This amount includes (a) 250,000 shares of our Common Stock held by Mr. Jacobs and (b) options to purchase 250,000 shares of our Common Stock that are vested and exercisable.

(11)	This amount includes (a) 5,268 shares of restricted stock (none of which are vested) and (b) options to purchase 6,410 shares of our Common Stock that are vested and exercisable.

(12)	This amount includes (a) 23,000 shares of our Common Stock held by Mr. Chafetz, (b) 8,765 shares of restricted stock (of which 3,497 shares are vested) and (c) options to purchase 8,970 shares of our Common Stock that are vested and exercisable.

(13)	This amount includes (a) 199,996 shares of our Common Stock held by Mr. Forman, (b) 8,765 shares of restricted stock (of which 3,497 shares are vested) and (c) options to purchase 12,349 shares of our Common Stock that are vested and exercisable.

(14)	This amount includes (a) 5,922 shares of restricted stock (of which 654 shares are vested) and (b) options to purchase 1,478 shares of our Common Stock that are vested and exercisable or that will become vested and exercisable within 60 days.

(15)	This amount includes (a) 5,268 shares of restricted stock (none of which are vested) and (b) options to purchase 16,529 shares of our Common Stock that are vested and exercisable.

(16)	This amount includes (a) 1,000 shares of our Common Stock held by Mr. Siegel, (b) 8,765 shares of restricted stock (of which 3,497 shares are vested) and (c) options to purchase 9,100 shares of our Common Stock that are vested and exercisable.

(17)	This amount includes 89,293 shares of restricted stock (of which 49,328 shares are vested) and options to purchase 2,123,246 shares of our Common Stock that are vested and exercisable or will become vested and exercisable within 60 days held by the Company’s current executive officers and current directors.

BOARD OF DIRECTORS

Our Board currently has eight directors, divided into three classes, designated as Class I, Class II and Class III. Members of each class serve for a three-year term. Stockholders elect one class of directors at each annual meeting. Our directors are expected to attend each annual meeting of stockholders and all of our directors attended our 2009 annual meeting of stockholders held on June 10, 2009, except for Mr. Siegel. The term of office of the current Class III directors will expire at the 2010 meeting. The term of office for the Class I directors will be subject to renewal in 2011 and the term of office for the Class I1 directors will be subject to renewal in 2012. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. The nominees are all current directors of the Company, and each nominee has indicated that he will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

In addition to the specific professional experience of each director, we chose our directors because they are highly accomplished in their respective fields, insightful and inquisitive. In addition, we believe each of our directors possesses sound business judgment and is highly ethical. While we do not have a formal diversity policy, we consider a wide range of factors in determining the composition of our Board, including professional experience, skills, education, training and background.

The nominees for re-election for a three-year term ending in 2013 are as follows:

	First
	Became a
Name (Age), Principal Occupation and Other Directorships	Director	Class

Sheldon G. Adelson (76)	2004	III
Mr. Adelson has been Chairman of the Board, Chief Executive Officer, Treasurer and a director of the Company since August 2004. He has been Chairman of the Board, Chief Executive Officer and a director of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) since April 1988 when it was formed to own and operate the former Sands Hotel and Casino. Mr. Adelson has extensive experience in the convention, trade show, and tour and travel businesses. Mr. Adelson also has investments in other business enterprises. Mr. Adelson created and developed the COMDEX Trade Shows, including the COMDEX/Fall Trade Show, which was the world’s largest computer show in the 1990s, all of which were sold to Softbank Corporation in April 1995. Mr. Adelson also created and developed The Sands Expo and Convention Center, which he grew into one of the largest convention and trade show destinations in the United States before transferring it to us in July 2004. He was President and Chairman of Interface Group Holding Company, Inc. since the mid-1970s and is a manager of our affiliate, Interface Group Massachusetts, LLC, and was President of its predecessors, since 1990. Mr. Adelson also serves as the Chairman of the Board of Directors of the Company’s subsidiary, Sands China Ltd. Mr. Adelson’s extensive business experience, including his experience in the hospitality and meetings, incentives convention and exposition businesses, and his role as our Chief Executive Officer and Treasurer, led the Board to conclude that he should be a member of our Board of Directors.

	First
	Became a
Name (Age), Principal Occupation and Other Directorships	Director	Class

Irwin Chafetz (74)	2005	III
Mr. Chafetz has been a director of the Company since March 2005. He was a director of Las Vegas Sands, Inc. from March until July 2005. Mr. Chafetz is a manager of The Interface Group, LLC, a Massachusetts limited liability company that controls Interface Group Massachusetts, LLC, a company that owns and operates Interface Travel, a retail travel agency. Mr. Chafetz has been associated with Interface Group Massachusetts, LLC and its predecessors since 1972. From 1989 to 1995, Mr. Chafetz was a Vice President and director of Interface Group-Nevada, Inc., which owned and operated trade shows, including COMDEX, which at its peak was the largest American trade show with a presence in more than 20 countries, and also owned and operated The Sands Expo and Convention Center, the first privately-owned convention center in the United States. From 1989 to 1995 Mr. Chafetz was also Vice President and a director of Las Vegas Sands, Inc. Mr. Chafetz has served on the boards of directors of many charitable and civic organizations and is a member of the Dean’s Advisory Council at Boston University School of Management and the Board of Trustees at Suffolk University. Mr. Chafetz’s extensive experience in the hospitality, trade show and convention businesses, as well as his experience as a former executive of our predecessor company, led the Board to conclude that he should be a member of our Board of Directors.

The other members of the Board are as follows:

	First
	Became a
Name (Age), Principal Occupation and Other Directorships	Director	Class

Jason N. Ader (42)	2009	II
Jason N. Ader has been a director of the Company since April 2009. Mr. Ader is the Chief Executive Officer and sole member of Hayground Cove Asset Management, a New York-based investment management firm that he founded in March 2003, and Hayground Cove Capital Partners, a merchant bank focused on the real estate and consumer sectors that he co-founded in March 2009. Mr. Ader is also the Executive Chairman of Reunion Hospitality Trust, Chairman of the Board of Western Liberty Bancorp and Chairman of the Board of India Hospitality Corp. Prior to founding Hayground Cove Asset Management, Mr. Ader was a Senior Managing Director at Bear Stearns & Co. Inc., from 1995 to 2003, where he performed equity and high yield research for more than 50 companies in the gaming, lodging and leisure industries. From 1993 to 1995, Mr. Ader served as a senior analyst at Smith Barney covering the gaming industry. From 1990 to 1993, Mr. Ader served as a buy-side analyst at Baron Capital, where he covered the casino industry. Mr. Ader’s extensive investment banking and merchant banking experience and his in-depth knowledge about the hospitality and casino industries led the Board to conclude that he should be a member of our Board of Directors.
Charles D. Forman (63)	2004	I
Mr. Forman has been a director of the Company since August 2004. He has been a director of Las Vegas Sands, LLC since March 2004. Mr. Forman served as Chairman and Chief Executive Officer of Centric Events Group, LLC, a trade show and conference business from April 2002 until his retirement upon the sale of the business in 2007. From 2000 to 2002, he served as a director of a private company and participated in various private equity investments. From 1995 to 2000, he held various positions with subsidiaries of Softbank Corporation. During 2000, he was Executive Vice President of International Operations of Key3Media, Inc. From 1998 to 2000, he was Chief Legal Officer of ZD Events Inc., a tradeshow business that included COMDEX, which was the largest tradeshow in the United States in the 1990s. From 1995 to 1998, Mr. Forman was Executive Vice President, Chief Financial and Legal Officer of Softbank Comdex Inc. From 1989 to 1995, Mr. Forman was Vice President and General Counsel of The Interface Group, a tradeshow and convention business that owned and operated COMDEX. Mr. Forman was in private law practice from 1972 to 1988. Mr. Forman is a member of the Board of Trustees of The Dana-Farber Cancer Institute and an Overseer of Beth Israel Deaconess Medical Center. Mr. Forman’s extensive experience in the hospitality, trade show and convention businesses led the Board to conclude that he should be a member of our Board of Directors.

	First
	Became a
Name (Age), Principal Occupation and Other Directorships	Director	Class

George P. Koo (71)	2008	I
Dr. Koo has been a director of the Company since April 2008. Dr. Koo is a special advisor to the Chinese Services Group of Deloitte & Touche LLP. From April 1999 until April 2008, Dr. Koo was the Director of the Chinese Services Group of Deloitte & Touche LLP. He is a member of Committee of 100, a national organization of prominent Chinese Americans, the Pacific Council for International Policy and the Beijing-based Overseas Friendship Association and a director of New America Media, a non-profit organization. Dr. Koo’s extensive business experience in China led the Board to conclude that he should be a member of our Board of Directors.

Michael A. Leven (72)	2004	II
Mr. Leven has been the Company’s President and Chief Operating Officer since March 2009 and a director of the Company since August 2004. He was a director of Las Vegas Sands, Inc. from May 2004 until July 2005. Mr. Leven served as the Chief Executive Officer of the Georgia Aquarium from September 2008 until he joined our Company in March 2009. From January 2006 through September 2008, Mr. Leven was the Vice Chairman of the Marcus Foundation, Inc., a non-profit foundation. Until July 2006, Mr. Leven was the Chairman, Chief Executive Officer and President of U.S. Franchise Systems, Inc., the company he founded in 1995 that developed and franchised the Microtel Inns & Suites and Hawthorn Suites hotel brands. He was previously the president and chief operating officer of Holiday Inn Worldwide, president of Days Inn of America, and president of Americana Hotels. Mr. Leven also serves as Special Adviser to the Board of Directors of the Company’s subsidiary, Sands China Ltd. Mr. Leven serves as a director emeritus of Hersha Hospitality Trust. Mr. Leven serves on many other non-profit boards. Mr. Leven’s extensive experience in the hospitality industry, including as an executive officer and director of various other hospitality companies, and his role as our President and Chief Operating Officer led the Board to conclude that he should be a member of our Board of Directors.

Jeffrey H. Schwartz (50)	2009	II
Mr. Schwartz has been a director of the Company since March 2009. He is the Chairman and Co-Founder of Global Logistic Properties, which controls the largest platform of logistic facilities in Asia. Mr. Schwartz was the Chief Executive Officer of ProLogis from January 2005 through November 2008. He served as a Trustee of ProLogis from August 2004 until November 2008 and as the Chairman of the Board of ProLogis from May 2007 through November 2008. Mr. Schwartz was President of International Operations of ProLogis from March 2003 to December 2004 and was Asia President and Chief Operating Officer from March 2002 to December 2004. He had been associated with ProLogis in varying capacities since 1994. Mr. Schwartz also serves on the Board of Directors of the Company’s subsidiary, Sands China Ltd. He served as a director of ProLogis European Properties, which became a public company in September 2006, from 1999 until November 2008. Mr. Schwartz’s extensive business experience in Asia, as well as his experience as the chief executive officer and director of a public company, led the Board to conclude that he should be a member of our Board of Directors.

Irwin A. Siegel (69)	2005	I
Mr. Siegel has been a director of the Company since February 2005. He was a director of Las Vegas Sands, Inc. from February 2005 until July 2005. Mr. Siegel is a certified public accountant and was a partner (specializing in the hospitality industry) in the international accounting and consulting firm of Deloitte & Touche LLP from 1973 to 2003, when he retired. From 1996 through 1999 Mr. Siegel served as the CEO of the Deloitte operations in the former Soviet Union. Mr. Siegel has been working as a business consultant since 2003. Mr. Siegel has served on the boards of directors of many charitable and civic organizations and is the immediate past president of the Weinstein Hospice in Atlanta. Mr. Siegel also serves on the Board of Directors of the Company’s subsidiary, Sands China Ltd. Mr. Siegel’s experience in the accounting profession, including his experience auditing public companies, led the Board to conclude that that he should be a member of our Board of Directors.

There is no family relationship between any director or executive officer of the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board

NYSE Listing Standards.  Certain provisions of the corporate governance rules of the NYSE are not applicable to “controlled companies.” “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Company currently is a “controlled company” under this definition by virtue of the ownership by Mr. Adelson of more than 50 percent of the voting power of the Common Stock and his ability to elect the entire Board. Accordingly, the Company has chosen to take advantage of certain of the exemptions provided in the NYSE’s rules. Specifically, the Company is not required to have a majority of independent directors or a nominating and governance committee or a compensation committee composed entirely of independent directors.

Independent Directors.  As a “controlled company” we are not required to have a majority of independent directors on our Board pursuant to the rules of the NYSE. However, the Board has determined that four of the eight current members of the Board satisfy the criteria for independence under applicable rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE corporate governance rules, namely Messrs. Ader, Koo, Schwartz and Siegel. In addition, the Board previously determined that James L. Purcell, a member of the Board during a portion of 2009, satisfied these criteria for independence during the period in which he served on the Board. In making its determinations, the Board reviewed all the relevant facts and circumstances, the standards set forth in our Corporate Governance Guidelines, the NYSE rules and other applicable laws and regulations.

Two of our directors, Messrs. Chafetz and Forman, have business and personal relationships with our controlling stockholder, Mr. Adelson. Mr. Chafetz was a stockholder, vice president and director of the entity that owned and operated the COMDEX trade show and The Sands Expo and Convention Center, which were created and developed by Mr. Adelson. Mr. Forman was Vice President and General Counsel of this entity. Mr. Chafetz is also a manager and a 14.7% member of entities that control Interface Travel and that are controlled by Mr. Adelson. Mr. Chafetz also is a trustee of several trusts for the benefit of Mr. Adelson’s family members that beneficially own shares of our Common Stock. For additional information, see “Proxy and Voting Information — How You Can Vote” and “Principal Stockholders” above. These relationships with Mr. Adelson also include making joint investments and other significant financial dealings. As a result, Messrs. Adelson, Chafetz and Forman may have their financial interests aligned and therefore, the Board does not consider Messrs. Chafetz and Forman to be independent directors.

Board Meetings.  The Board held 12 meetings and acted by written consent seven times during 2009. The work of the Company’s directors is performed not only at meetings of the Board and its committees, but also by consideration of the Company’s business through the review of documents and in numerous communications among Board members and others. In 2009, all directors attended at least 75% of the aggregate of all meetings of the Board and committees on which they served during the periods in which they served.

Committees

Standing Committees.  Our Board has three standing committees: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and governance committee (the “Nominating and Governance Committee”).

Audit Committee.  The Audit Committee operates under a written charter. The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. Among other things, our Audit Committee selects our independent registered public accounting firm and reviews with such firm the plan, scope and results of such audit, and the fees for the services performed. The Audit Committee also reviews with management, the independent registered public accounting firm and internal auditors the adequacy of internal control systems, receives internal audit reports and subsequently reports its findings to the full Board.

The current members of our Audit Committee are Irwin A. Siegel (Chairman), Jason N. Ader and Jeffrey H. Schwartz. The Board has determined that Messrs. Siegel, Ader and Schwartz are each independent under applicable NYSE and federal securities rules and regulations on independence of Audit Committee members. The Board has determined that each of the members of the Audit Committee is “financially literate” and that Mr. Siegel qualifies as an “audit committee financial expert,” as defined in the NYSE’s listing standards and federal securities rules and regulations. The Audit Committee held five meetings and acted by written consent three times during 2009.

Compensation Committee.  The Compensation Committee operates under a written charter pursuant to which it has direct responsibility for the compensation of our executive officers. The Compensation Committee has the authority to set salaries, bonuses and other elements of employment and to approve employment agreements for our executive officers. The Compensation Committee also may delegate its authority to the extent permitted by the Board, the Compensation Committee charter, our by-laws, state law and NYSE regulations. In addition, the Compensation Committee has the authority to approve employee benefit plans as well as to administer our 2004 Equity Award Plan. The current members of the Compensation Committee are Charles D. Forman (Chair), Irwin Chafetz, George P. Koo, and Irwin A. Siegel. The Compensation Committee held nine meetings and acted by written consent eight times during 2009. Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to members of senior management (other than our chief financial officer) in excess of $1 million per year is not deductible by the Company unless the compensation is “performance-based” as described in the applicable regulations. As required by its charter, the Compensation Committee established a Performance Subcommittee to make the required determinations relating to “performance-based” compensation for purposes of Section 162(m). Messrs. Koo and Siegel are the current members of the Performance Subcommittee and are outside directors for purposes of Section 162(m). The Performance Subcommittee met as part of each Compensation Committee meeting and also acted once by written consent during 2009. Additional information about the Compensation Committee, its responsibilities and its activities is provided under the caption “Compensation Discussion and Analysis.”

Nominating and Governance Committee.  The Nominating and Governance Committee operates under a written charter and has the authority to, among other things, review and make recommendations regarding the composition of the Board and its committees; develop and implement policies and procedures for the selection of Board members; identify individuals qualified to become Board members and select, or recommend that the Board select, director nominees; assess, develop and make recommendations to the Board with respect to Board effectiveness and related corporate governance matters, including corporate governance guidelines and procedures intended to organize the Board appropriately; and oversee the evaluation of the Board and management. The current members of the Nominating and Governance Committee are Michael A. Leven (Chair), Sheldon G. Adelson and Jason N. Ader. The Nominating and Governance Committee held one formal meeting and did not act by written consent during 2009. The activities of the members of the Nominating and Governance Committee are undertaken by numerous communications among its members and were discussed during regularly scheduled Board meetings.

Other Committees.  In addition to its standing committees, the Board formed an Advisory Committee on October 29, 2008 that was dissolved on March 12, 2009. The members of the Advisory Committee were Michael A. Leven (Chair), Irwin Chafetz and Irwin Siegel.

Compensation Committee Interlocks and Insider Participation.  The members of the Compensation Committee during 2009 were Messrs. Forman, Chafetz, Koo, Leven, Purcell and Siegel. Mr. Leven resigned from the Compensation Committee when he became the Company’s President and Chief Operating Officer in March 2009. Mr. Purcell resigned from the Board of Directors and its committees in March 2009. Mr. Forman was, from 1989 to 1995, an officer of Interface Group Massachusetts Inc. and Interface Group-Nevada, Inc., companies controlled by Mr. Adelson. Mr. Chafetz is a manager of The Interface Group, LLC, a Massachusetts limited liability company that controls Interface Group Massachusetts, LLC, a company that owns and operates Interface Travel. From 1989 to 1995, Mr. Chafetz was a Vice President and director of Interface Group-Nevada, Inc. and a director and Vice-President of our subsidiary, Las Vegas Sands, Inc. Except as described above, none of the other individuals who served as a member of our Compensation Committee during 2009 is, or has been, an employee or officer of the Company. None of our executive officers serves, or in the past year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee. Mr. Chafetz is a party to certain transactions described under “Certain Transactions” below.

CORPORATE GOVERNANCE

Commitment to Corporate Governance.  Our Board and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the Securities and Exchange Commission and the NYSE. The key components of this framework are set forth in our amended and restated articles of incorporation and by-laws and the following additional documents:

•	our Audit Committee Charter;

•	our Compensation Committee Charter;

•	our Nominating and Governance Committee Charter;

•	our Corporate Governance Guidelines;

•	our Code of Business Conduct and Ethics; and

•	our Statement on Reporting Ethical Violations.

Copies of each of these documents are available on our website at www.lasvegassands.com by clicking on “Investor Relations,” and then on “Documents & Charters” under the section entitled Corporate Governance.” Copies also are available without charge by sending a written request to Investor Relations at the following address: Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

Corporate Governance Guidelines.  We have adopted Corporate Governance Guidelines for the Company setting forth the general principles governing the conduct of the Company’s business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as composition, membership criteria, orientation and continuing education, retirement, committees, compensation, meeting procedures, annual evaluation and management succession planning.

Code of Business Conduct and Ethics.  We have adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers (including the principal executive officer, principal financial officer and principal accounting officer), employees and agents. The Code of Business Conduct and Ethics establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Company’s Code of Business Conduct and Ethics is provided to all new directors, officers and employees.

Statement on Reporting Ethical Violations.  We have adopted a Statement on Reporting Ethical Violations to facilitate and encourage the reporting of any misconduct at the Company, including violations or potential violations of our Code of Business Conduct and Ethics, and to ensure that those reporting such misconduct will not be subject to harassment, intimidation or other retaliatory action. The Statement on Reporting Ethical Violations is provided to all new directors, officers and employees.

Related Party Transactions.  We have established policies and procedures for the review, approval and/or ratification of related party transactions. Under its charter, the Audit Committee approves all related party transactions required to be disclosed in our public filings and all transactions involving executive officers or directors of the Company that are required to be approved by the Audit Committee under the Company’s Code of Business Conduct and Ethics. Under our procedures, our executive officers and directors provide our corporate counsel’s office with the details of any such proposed transactions. Proposed transactions are then presented to our Audit Committee for review, discussion and approval. The Audit Committee may, in its discretion, request additional information from the director or executive officer involved in the proposed transaction or from management prior to granting approval for a related party transaction. All other related party transactions by individuals subject to our Code of Business Conduct and Ethics must be approved by our Chief Compliance Officer and reported to the Compliance Committee and the Audit Committee.

Nomination of Directors.  The Nominating and Governance Committee proposed to the Board the candidates nominated for election at this annual meeting. The Nominating and Governance Committee, in making its selection of director candidates, considers the appropriate skills and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time.

The Nominating and Governance Committee considers a number of factors in selecting director candidates, including:

•	the ethical standards and integrity of the candidate in personal and professional dealings;

•	the independence of the candidate under legal, regulatory and other applicable standards;

•	the diversity of the existing Board, so that we maintain a body of directors from diverse professional and personal backgrounds;

•	whether the skills and experience of the candidate will complement that of the existing members of the Board;

•	the number of other public company boards of directors on which the candidate serves or intends to serve, with the expectation that the candidate would not serve on the boards of directors of more than three other public companies;

•	the ability and willingness of the candidate to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her Board duties;

•	the ability of the candidate to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of the Company;

•	the willingness of the candidate to be accountable for his or her decisions as a director;

•	the ability of the candidate to provide wise and thoughtful counsel on a broad range of issues;

•	the ability and willingness of the candidate to interact with other directors in a manner that encourages responsible, open, challenging and inspired discussion;

•	whether the candidate has a history of achievements that reflects high standards;

•	the ability and willingness of the candidate to be committed to, and enthusiastic about, his or her performance for the Company as a director, both in absolute terms and relative to his or her peers;

•	whether the candidate possesses the courage to express views openly, even in the face of opposition;

•	the ability and willingness of the candidate to comply with the duties and responsibilities set forth in the Company’s Corporate Governance Guidelines and by-laws;

•	the ability and willingness of the candidate to comply with the duties of care, loyalty and confidentiality applicable to directors of publicly traded corporations organized in our jurisdiction of incorporation;

•	the ability and willingness of the candidate to adhere to the Company’s Code of Business Conduct and Ethics, including the policies on conflicts of interest expressed therein; and

•	such other attributes of the candidate and external factors as the Board deems appropriate.

The Nominating and Governance Committee has the discretion to weight these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate.

The Nominating and Governance Committee will consider candidates recommended by directors and members of management and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates. The Nominating and Governance Committee does not have a policy for considering director candidates recommended by security holders and believes that not having such a policy is appropriate in light of the majority beneficial ownership of the Company’s Common Stock by Mr. Adelson and his family.

Board Leadership Structure.  Mr. Adelson, nominated this year for reelection to the Board, serves as Chairman of the Board and Chief Executive Officer of our Company. Mr. Adelson is the founder of our Company and has served as its Chairman and Chief Executive Officer since the Company was founded. The Board believes that Mr. Adelson is best suited to serve as both its Chairman and Chief Executive Officer because he the most familiar with the Company’s businesses and industry and best able to establish strategic priorities for the Company. In addition, Mr. Adelson, his wife and trusts for the benefit of the Adelsons and their family members together beneficially owned approximately 52% of our outstanding Common Stock as of the record date. Accordingly, Mr. Adelson exercises significant influence over our business policies and affairs, including the composition of our Board of Directors. As a result, the Board believes that Mr. Adelson’s continuing service as both Chairman and Chief Executive Officer is beneficial to the Company and provides an effective leadership structure.

The Board’s Role in Risk Oversight.  The Board of Directors, directly and through its committees, is actively involved in the oversight of the Company’s risk management policies. The Audit Committee is charged with overseeing enterprise risk management, generally, and with reviewing and discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor, control and manage these exposures, including the Company’s risk assessment and risk management guidelines and policies. The Compensation Committee oversees the Company’s compensation policies generally to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. The Audit Committee and the Compensation Committee receive reports from, and discuss these matters with, management and regularly report on these matters to the Board.

2009 Executive Compensation Risk Assessment.  The Compensation Committee has evaluated the Company’s compensation structure from the perspective of enterprise risk management and the terms of the Company’s compensation policies generally and does not believe that that the Company’s compensation policies and practices provide incentives for employees to take inappropriate business risks. As described under “Compensation Discussion and Analysis” below regarding bonuses for our named executive officers, Mr. Adelson is eligible to receive bonuses under his employment agreement, subject to the Company’s achieving predetermined EBITDAR-based performance goals. Under their employment agreements, our other named executive officers are eligible for discretionary bonuses, up to a target percentage of their respective base salaries. Similarly, any bonuses for employees other than our named executive officers are granted on a discretionary basis. The Compensation Committee believes that the discretionary nature of these bonuses does not incentivize our named executive officers or other employees to take inappropriate business risks.

Presiding Non-Management Director.  In accordance with applicable rules of the NYSE and the Company’s Corporate Governance Guidelines, the Board meets at least quarterly in executive session without management directors or any members of the Company’s management being present. At each executive session a presiding director chosen by a majority of the directors present at such session presides over the session.

Stockholder Communications with the Board and Audit Committee.  The Board has established a process for stockholders and interested parties to communicate with members of the Board, the Audit Committee, the non-management directors and the presiding non-management director of executive sessions of the Board.

Director Communications

Stockholders and interested parties who wish to contact our Board, the Chairman of the Board, the presiding non-management director of executive sessions or any individual director are invited to do so by writing to:

Board of Directors of Las Vegas Sands Corp.
c/o Corporate Secretary
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Complaints and concerns relating to our accounting, internal accounting controls or auditing matters should be communicated to the Audit Committee of our Board using the procedures described below. All other stockholder and other communications addressed to our Board will be referred to our presiding non-management director of executive sessions and tracked by the Corporate Secretary. Stockholder and other communications addressed to a particular director will be referred to that director.

Audit Committee Communications

Complaints and concerns relating to our accounting, internal accounting controls, or auditing matters should be communicated to the Audit Committee of our Board, which consists solely of non-employee directors. Any such communication may be anonymous and may be reported to the Audit Committee through the Office of the General Counsel by writing to:

Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: Office of the General Counsel

All communications will be reviewed under Audit Committee direction and oversight by the Office of the General Counsel, the Audit Services Group, which performs the Company’s internal audit function, or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Office of the General Counsel will prepare a periodic summary report of all such communications for the Audit Committee.

EXECUTIVE OFFICERS

This section contains certain information about our executive officers, including their names and ages (as of the mailing of these proxy materials), positions held and periods during which they have held such positions. There are no arrangements or understandings between our officers and any other person pursuant to which they were selected as officers.

Name	Age	Title

Sheldon G. Adelson	76	Chairman of the Board, Chief Executive Officer and Treasurer
Michael A. Leven	72	President and Chief Operating Officer
Robert G. Goldstein	54	Executive Vice President
Kenneth J. Kay	55	Senior Vice President and Chief Financial Officer
J. Alberto Gonzalez-Pita	55	Senior Vice President, General Counsel and Secretary
Steven C. Jacobs	47	Chief Executive Officer, Sands China Ltd.
Thomas Arasi	52	President and Chief Executive Officer, Marina Bay Sands Pte. Ltd.

For background information on Messrs. Adelson and Leven, please see “Board of Directors.”

Robert G. Goldstein has been the Executive Vice President of our Company since July 2009. He served as the Senior Vice President of our Company from August 2004 until July 2009. He has been the Executive Vice President of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) since July 2009 and was its Senior Vice President from December 1995 until July 2009. From 1992 until joining our Company in December 1995, Mr. Goldstein was the Executive Vice President of Marketing at the Sands Hotel in Atlantic City as well as an Executive Vice President of the parent Pratt Hotel Corporation.

Mr. Kay has served as the Company’s Senior Vice President and Chief Financial Officer since December 1, 2008. Prior to joining our Company, Mr. Kay served as the Senior Executive Vice President and Chief Financial Officer of CB Richard Ellis Group, Inc. from July 2002 to November 2008. From December 1999 until June 2002, Mr. Kay served as the Vice President and Chief Financial Officer of Dole Food Company, Inc.

Mr. Gonzalez-Pita has served as the Company’s Senior Vice President and General Counsel since October 6, 2008 and its Secretary since April 2009. From October 2004 to May 2008, he was the Executive Vice President and General Counsel of Tyson Foods, Inc. Mr. Gonzalez-Pita served as the General Counsel and Vice President for International Legal, Regulatory & External Affairs at BellSouth International from February 1999 until September 2004. Mr. Gonzalez-Pita has notified the Board that he intends to resign from the Company in April 2010.

Mr. Jacobs has been the Chief Executive Officer of Sands China Ltd. since August 2009 and the President — Macau of our Company since May 2009. He has worked for our Company since March 2009. From 1994 through 2008, Mr. Jacobs served as the President and Chief Executive Officer of the Vagus Group Inc. (“VGI”), an international management services company specializing in travel and hospitality. Through VGI, Mr. Jacobs assumed a variety of senior executive roles in companies including at Louvre Hotels, U.S. Franchise Systems, Hyatt and Best Western International.

Mr. Arasi has been the President and Chief Executive Officer of Marina Bay Sands Pte. Ltd. since August 2009. From September 2004 until February 2008, Mr. Arasi served as the president of Portman Holdings, LLC, an international real estate development company. Mr. Arasi has also held senior executive positions at CNL Financial Group, Inc., a diversified real estate investment company, Harbinger Advisers, L.L.C., an investment advisory firm, Lodgian, Inc., a hotel owner-operator, InterContinental Hotels Group, an international hospitality company, and Tishman Realty and Construction Company, Inc., a construction and development company.

Mr. Arasi resigned from his position as the president and chief operating officer of Lodgian, Inc. in October 2001. Lodgian, Inc. voluntarily filed a petition for protection under Chapter 11 of the U.S. Bankruptcy Code on December 20, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file reports of ownership of our Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and representations from the Company’s directors and executive officers that no other reports were required, the Company notes that all reports for the year 2009 were filed on a timely basis.

The following discussion and analysis contains statements regarding Company performance objectives and targets. These objectives and targets are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion supplements the more detailed information concerning executive compensation in the tables and narrative discussion that follow under “Executive Compensation and Other Information.” This Compensation Discussion and Analysis section discusses our compensation philosophy and objectives and the compensation policies and programs for the following individuals who are referred to as our “named executive officers”:

•	Sheldon G. Adelson, our Chairman, Chief Executive Officer and Treasurer;

•	Michael A. Leven, our President and Chief Operating Officer;

•	Robert G. Goldstein, our Executive Vice President;

•	Kenneth J. Kay, our Senior Vice President and Chief Financial Officer; and

•	Steven C. Jacobs, the Chief Executive Officer of our subsidiary, Sands China Ltd.

The Objectives of Our Executive Compensation Program

Our executive compensation program is directed by the Compensation Committee of the Board of Directors. The Compensation Committee has developed an executive compensation program that is designed to:

•	attract and retain key executive talent by providing our named executive officers with competitive compensation;

•	reward our named executive officers based upon the achievement of both Company and individual performance goals; and

•	align the interests of our named executive officers with those of our stockholders.

The Process of Setting Executive Compensation

We have entered into employment agreements with each of our named executive officers that provide the overall framework for each executive’s compensation, including base salary and target bonus amounts. The Compensation Committee approves the compensation packages for each of our named executive officers at the time we enter into their respective employment agreements and approves all bonus and equity awards granted during the terms of these agreements. In making its determinations, the Compensation Committee considers the views and recommendations of our Chief Executive Officer and Chief Operating Officer in establishing compensation for the other named executive officers and other highly compensated employees.

In the past, the Compensation Committee has formally benchmarked compensation for our named executive officers against compensation levels for executives at other companies. The Compensation Committee did not do this in connection with 2009 employment agreement negotiations and compensation determinations. The Compensation Committee has not yet determined whether it will use benchmarking in the future and retains the right to use benchmarking or some other method to determine compensation levels for our named executive officers at such time as their employment agreements are extended or otherwise materially revised.

In all cases, the Compensation Committee retains full discretion in setting compensation for our named executive officers.

The Committee’s Compensation Consultant

The Compensation Committee has retained HVS Executive Search as its independent executive compensation consultant since 2006. HVS has advised the Compensation Committee in its evaluation of compensation levels for our Chief Executive Officer and our other named executive officers. HVS provides its advice on an as-needed basis upon the request of the Compensation Committee. During 2009, the Compensation Committee instructed HVS Executive Search to provide advice on a compensation package for Mr. Adelson, whose employment agreement was scheduled to expire in December 2009.

HVS Executive Search is a division of HVS, a consulting firm focused on the hospitality industry. During 2009, HVS was engaged by lenders to the Company to provide appraisal services in connection with a proposed financing transaction. HVS has billed the lenders approximately $92,000 for these services, including expenses. In the past, HVS has provided appraisal services to the Company’s lenders and may do so again in the future. The Compensation Committee was unaware that HVS provided appraisal services to the Company’s lenders at the time the Compensation Committee engaged HVS Executive Search.

Elements of Executive Officer Compensation and Why We Chose to Pay Each Element

In 2009, the principal components of compensation for our named executive officers were:

•	base salary;

•	annual cash bonus;

•	stock option awards;

•	personal benefits; and

•	change in control awards.

Employment Agreements

We have entered into employment agreements with each of our named executive officers, including Mr. Jacobs whose compensation is governed by a term sheet agreed to in August 2009.

Mr. Adelson.  In 2004, in connection with our initial public offering, we entered into a long-term employment agreement with Mr. Adelson with an initial term of five years, subject to extensions for successive one-year periods upon mutual agreement of the parties no later than 90 days prior to the expiration of the initial or any renewal term of the agreement. In December 2009, the Company and Mr. Adelson agreed to extend his employment agreement on the same financial terms. The Compensation Committee believed that extending Mr. Adelson’s employment agreement was in the best interests of the Company and its stockholders and that, based on preliminary information provided by compensation consultant, the terms of Mr. Adelson’s 2004 agreement were fair to the Company.

Mr. Leven.  In March 2009, we entered into an employment agreement with Mr. Leven that expires on March 11, 2011, but can be extended for successive one-year periods upon the mutual agreement of the parties no later than 90 days prior to the expiration of the initial or any renewal term of the agreement. The Compensation Committee considered factors including Mr. Leven’s knowledge and experience in the hospitality industry, his familiarity with the Company and the Chief Executive Officer’s recommendations when developing his compensation arrangements.

Mr. Goldstein.  In 2004, in conjunction with our initial public offering, we entered into a long-term employment with Mr. Goldstein with an initial term of five years. On July 10, 2009, Mr. Goldstein was promoted to Executive Vice President and entered into a new employment agreement that terminates on December 31, 2011, but may be extended by agreement of the parties. The Compensation Committee considered factors including Mr. Goldstein’s business experience, his tenure at the Company, his recent promotion and the Chief Executive Officer’s recommendations when approving Mr. Goldstein’s new employment agreement.

Mr. Kay.  We entered into an employment agreement with Mr. Kay that was effective on December 1, 2008 and terminates on December 31, 2011, subject to extensions. Mr. Kay’s employment agreement was amended on January 10, 2010, to increase his base salary, retroactive to December 1, 2009, and to accelerate the vesting of some of his options. The Compensation Committee considered factors including Mr. Kay’s performance during 2009, his leadership role in the Company, compensation levels for individuals holding similar positions in other organizations and the Chief Executive Officer’s recommendations when approving the amendment to Mr. Kay’s employment agreement.

Mr. Jacobs.  Mr. Jacobs served as the President of our Macau operations from May 11, 2009 until August 3, 2009, at which time the Company and Mr. Jacobs agreed on a term sheet to govern his employment arrangements as the President of the Company’s Macau operations and, following its initial public offering, the Chief Executive Officer of the Company’s subsidiary, Sands China Ltd.

The Compensation Committee considered factors, including Mr. Jacobs’s extensive experience as a senior executive in other international hospitality companies, when approving Mr. Jacobs’s employment arrangements. The Compensation Committee was responsible for approving Mr. Jacobs’s 2009 compensation until November 2009, at which time the shares of our subsidiary, Sands China Ltd., were listed the Stock Exchange of Hong Kong Limited. Thereafter, the Remuneration Committee of the Board of Directors of Sands China Ltd. is responsible for all decisions relating to Mr. Jacobs’s compensation, including the bonus payment in respect of his 2009 performance that was paid in April 2010.

The major elements of our executive officer compensation and details regarding how each component was determined are described below.

Base Salary

Base salary levels for our named executive officers is set forth in their employment agreements. The base salary amounts were determined at the time we entered into the various employment agreements, based on each individual’s professional experience and scope of responsibilities within our organization.

The employment agreements currently in effect for Messrs. Adelson, Leven, Goldstein, Kay and Jacobs provide for annual base salaries of $1,000,000, $2,000,000, $1,500,000, $1,100,000 and $1,300,000, respectively. Under his 2009 employment agreement, Mr. Goldstein is not entitled to receive a merit increase or other review of his base salary during the initial term of the agreement. Mr. Kay’s employment agreement provides that his base salary will increase on January 1, 2011 by a minimum of four percent.

Short-term Incentives

Our named executive officers are eligible for annual performance-based cash incentives under the Company’s Executive Cash Incentive Plan, which was created to establish a program of annual incentive compensation awards for designated officers and other key executives that is directly related to our performance results. Some of our named executive officers also are entitled to discretionary bonuses awarded pursuant to their employment agreements or by a determination of the Compensation Committee. The Compensation Committee retains the right to exercise discretion in determining bonus levels for our named executive officers.

Mr. Adelson

Mr. Adelson is eligible for two types of annual performance-based incentive opportunities, a base bonus and an annual supplemental bonus. The target base bonus and annual bonus opportunities are described in Mr. Adelson’s employment agreement, as set forth below.

Base bonus.  Mr. Adelson is eligible for cash incentive bonuses earned and payable quarterly primarily subject to the Company’s attainment of predetermined EBITDAR-based performance targets. Base bonus payments may range from $0 (if the Company does not achieve the predetermined EBITDAR performance target) to a defined maximum opportunity specified in Mr. Adelson’s employment agreement.

Under his employment agreement, Mr. Adelson is entitled to the following cumulative increases in his base bonus opportunities as the Company achieves higher annualized six-month EBITDAR levels.

Annualized EBITDAR

$600 million	$180,000
$700 million	$310,000
$800 million	$440,000
$900 million	$570,000
$1 billion	$700,000

The amount of Mr. Adelson’s base bonus is calculated as described under “Executive Compensation and Other Information — Employment Agreements.”

Annual supplemental bonus.  Under his employment agreement, Mr. Adelson is eligible to receive an annual cash incentive bonus equal to a percentage of the sum of his base salary plus his base bonus. The entire annual bonus payable to Mr. Adelson is subject to the Company’s achievement of EBITDAR-based performance targets. Mr. Adelson’s target annual bonus percentage was initially set at 80% and his maximum annual bonus percentage was initially set at 160%. Mr. Adelson’s employment agreement provides that his annual bonus opportunity is subject to future increases as the Company achieves higher annualized six-month EBITDAR levels, as follows:

Annualized EBITDAR

$600 million
• target annual supplemental bonus percentage	85%
• maximum annual bonus percentage	170%
$900 million
• target annual supplemental bonus percentage	90%
• maximum annual supplemental bonus percentage	180%

Based on the Company’s prior EBITDAR performance, Mr. Adelson’s target and maximum annual supplemental bonus percentages for 2009 were 90% and 180%, respectively. Mr. Adelson’s annual supplemental bonus payment may range from $0 (if the Company does not achieve 80% of the predetermined EBITDAR performance target) to a defined maximum opportunity (if the Company achieves at least 110% of the predetermined EBITDAR performance target). The amount of Mr. Adelson’s annual supplemental bonus is calculated as described under “Executive Compensation and Other Information — Employment Agreements.”

The performance targets specified under Mr. Adelson’s employment agreement are primarily EBITDAR-based. The EBITDAR-based performance targets are established annually by the Performance Subcommittee following consultation with the other members of the Compensation Committee, our executive officers and such other members of our management as the Performance Subcommittee deems appropriate. The Performance Subcommittee established different EBITDAR-based performance targets for the base bonus and the annual supplemental bonus. The 2009 targets represent the EBITDAR level that must be achieved in order for Mr. Adelson to receive 100% of his target base bonus or his target annual supplemental bonus. For 2009, the Performance Subcommittee ultimately established an EBITDAR-based performance target of $1.3 billion relating to the base bonus and $1.5 billion relating to the annual supplemental bonus. The 2009 performance targets for the base and annual supplemental bonuses were based on consolidated adjusted property EBITDAR for all Company properties, less corporate expense. In determining the 2009 annual EBITDAR-based targets, the Performance Subcommittee’s goal was to set an aggressive objective based on its review of the annual budget information provided by management and the Board’s discussions with our executive officers and management about the assumptions underlying the budget, including the Company’s development and operating plans for the upcoming year. In making its determinations, the Performance Subcommittee recognized the inherent difficulty of the providing appropriate financial targets for Mr. Adelson, given the Company’s financial position, the economy generally and competitive challenges facing the Company in the markets in which it operates. The Performance Subcommittee believed that the achievement of the 2009 performance targets required Mr. Adelson to perform at a high level to earn the target bonus payments.

In 2009, the Company did not achieve the predetermined EBITDAR-based performance target required for the payment of Mr. Adelson’s base bonus or annual supplemental bonus. Accordingly, Mr. Adelson did not receive a base bonus or annual supplemental bonus for his 2009 performance. For more information about Mr. Adelson’s base bonus and annual supplemental bonus incentive award, see “Executive Compensation and Other Information — Employment Agreements.”

Messrs. Leven, Goldstein and Kay

Messrs. Leven, Goldstein and Kay are eligible to receive discretionary bonuses subject to their achievement of individual or Company performance objectives established by the Performance Subcommittee following consultation with the other members of the Compensation Committee, our named executive officers and such other members of our management as the Performance Subcommittee deems appropriate. In making its determinations regarding 2009 bonuses, the Compensation Committee reviewed the individual performances of Messrs. Leven, Goldstein and Kay, including, where applicable, their achievement of individual performance goals (as described below). The Compensation Committee also evaluated other qualitative and quantitative factors, including the Company’s financial performance, progress on its cost savings initiatives, and the status of its development projects. The Committee also considered Mr. Adelson’s recommendations for the amount of 2009 bonus payments to these executive officers. Based on these factors, the Compensation Committee determined to award bonuses to Messrs. Leven, Goldstein and Kay at the level of 25% of the bonus opportunity specified in their respective employment agreements (pro-rated, in the case of Mr. Leven, to reflect commencement of his employment in March 2009 and, in the cases of Messrs. Goldstein and Kay, to reflect increases in their base salaries during 2009).

Mr. Leven.  Under his employment agreement, Mr. Leven is eligible to receive an annual bonus, with a target bonus of 50% of his base salary. In February 2010, based on the factors described above and in order to reimburse Mr. Leven for taxes relating to the value of his use of Mr. Adelson’s aircraft that is imputed to Mr. Leven as compensation, Mr. Leven was awarded a bonus of $270,485, $202,740 of which related to his 2009 performance and $67,745 of which was to reimburse him for taxes relating to the aircraft usage.

Mr. Goldstein.  Under his 2004 employment agreement, Mr. Goldstein was eligible to receive base and annual supplemental bonuses, subject to the Company’s achieving the EBITDAR-based performance targets described above under ‘‘— Short Term Incentives — Mr. Adelson.” As described above, during 2009, the Company did not achieve the predetermined EBITDAR-based performance target required for the payment of base bonuses to Mr. Goldstein for the first and second quarters of the year. Under the 2009 employment agreement that he entered into on July 10, 2009, Mr. Goldstein is eligible to receive a discretionary cash bonus in each of 2010 and 2011 of a maximum of $250,000. In February 2010, based on these reasons and the factors described above, Mr. Goldstein was awarded a bonus of $62,500 in respect of his 2009 performance.

Mr. Kay.  Under his employment agreement, Mr. Kay is eligible to receive an annual cash bonus based on the achievement of annual performance objectives and in an amount not to exceed 100% of his base salary, absent a determination of unusual circumstances or exceptional performance. The Performance Subcommittee approved 2009 performance goals for Mr. Kay, including the Company’s achievement of $1.5 billion of consolidated adjusted property EBITDAR for all Company properties, less corporate expense, and annual savings in the Company’s cost reduction program of $470 million. The Performance Subcommittee also approved individual performance goals for Mr. Kay relating to his leadership in, among other things, the Company’s cost reduction program and financing transactions and strengthening the Company’s finance organization. In February 2010, based on these reasons and the factors described above, Mr. Kay was awarded a bonus of $230,000 in respect of his 2009 performance.

Mr. Jacobs

Under his employment agreement, Mr. Jacobs is entitled to receive an annual bonus, with a bonus opportunity of 50% of his base salary, half of which is subject to the achievement of individual objectives to be mutually agreed and half of which is subject to the achievement by the Company’s Macau operations of annual EBITDAR-based performance objectives to be determined by the Compensation Committee. The Compensation Committee was responsible for approving Mr. Jacobs’s 2009 compensation until November 2009, at which time the shares of our subsidiary, Sands China Ltd., were listed the Stock Exchange of Hong Kong Limited. Following the listing, the

Remuneration Committee of the Board of Directors of Sands China Ltd. became responsible for all decisions relating to Mr. Jacobs’s compensation. In April 2010, the Remuneration Committee of the Board of Directors of Sands China Ltd. awarded Mr. Jacobs a bonus of $433,333 in respect of his 2009 performance. In making its determination, the Remuneration Committee considered several factors, including his leadership role in the successful completion of the Sands China Ltd. initial public offering, the improvements in the operations and progress of the cost reduction program at our Macau operations and the improvements in the operating results of our Macau operations throughout 2009.

Long-term Incentives (Equity Awards)

Our named executive officers are eligible for long-term, equity incentives under the Company’s 2004 Equity Award Plan, which is administered by the Compensation Committee and was created to give us a competitive edge in attracting, retaining and motivating employees and to enable us to provide incentives directly related to increases in our stockholder value. Mr. Adelson is entitled to annual equity incentive awards under his employment agreement, subject to the Company’s achievement of EBITDAR-based performance targets as described below. The employment agreements for our other named executive officers do not provide for annual grants of equity incentive awards, although the Compensation Committee is authorized to award such grants in its sole discretion.

Mr. Adelson

Mr. Adelson’s annual equity incentive awards under his employment agreement are split into two equal components:

•	Nonqualified stock options. One half of the equity incentive award value is granted in the form of stock options in the year to which the grant relates. The number of stock options is determined based on an estimate of the grant date Black-Scholes value of the award. The stock options vest ratably over four years.

•	Performance-based restricted stock. One half of the equity incentive award value is granted as restricted stock early in the year following the year to which the grant relates, contingent upon attaining the targeted EBITDAR-based goals identified for the annual bonus in the prior year. The number of shares of restricted stock, if earned, is determined based on the fair market value of our Common Stock on the NYSE on the grant date. The restricted stock grants vest ratably over three years.

The Performance Subcommittee establishes the EBITDAR-based performance target level that must be achieved in order for Mr. Adelson to receive 100% of his target restricted stock awards. Under his employment agreement, this EBITDAR-based performance target must be substantially similar to the target established for the payment of the annual bonuses. For 2009, the Performance Subcommittee established an EBITDAR-based performance target of $1.5 billion relating to restricted stock awards, determined as described above under “— Short-term Incentives.” For the reasons discussed above under “— Short-term Incentives,” the Performance Subcommittee believed that the achievement of the 2009 performance targets required Mr. Adelson to perform at a high level to earn the target equity incentive awards.

Under his employment agreement, Mr. Adelson is entitled to the following aggregate target grant values of his equity incentive awards as the Company achieves higher annualized six-month EBITDAR levels:

Annualized EBITDAR

$600 million	$2,650,000
$700 million	$2,900,000
$800 million	$3,150,000
$900 million	$3,400,000
$1 billion	$3,650,000

In 2008, the Company achieved 80.3% of the predetermined EBITDAR-based performance target relating to the award of restricted stock. On February 6, 2009, pursuant to his employment agreement, Mr. Adelson received a grant of 5,948 shares of restricted stock in respect of his 2008 performance that vests over three years on January 1,

2010, 2011 and 2012. He also received a grant of options to purchase 654,121 shares of our Common Stock that vests over four years on January 1, 2010, 2011, 2012 and 2013.

Mr. Leven

Under his employment agreement, Mr. Leven was granted an option to purchase 3,000,000 shares of our Common Stock on March 11, 2009 and an additional option to purchase 1,000,000 shares of our Common Stock on January 1, 2010. Each option vested as to 25% of the shares subject to such option on March 11, 2010 and each option will fully vest on March 11, 2011. Each option will expire on March 11, 2014.

Mr. Goldstein

Under his 2004 employment agreement, Mr. Goldstein was entitled to annual equity incentive awards that are split into the same two equal components (nonqualified stock options and performance -based restricted stock) and subject to the Company’s achievement of the same EBITDAR-based performance targets as described above under “Long-term Incentives (Equity Awards) — Mr. Adelson.” Mr. Goldstein was entitled to the following target grant values of his equity incentive awards as the Company achieves higher annualized six-month EBITDAR levels:

Annualized EBITDAR

$600 million	$1,800,000
$700 million	$2,000,000
$800 million	$2,150,000
$900 million	$2,300,000
$1 billion	$2,500,000

In 2008, the Company achieved 80.3% of the predetermined EBITDAR-based performance target relating to the award of restricted stock. On February 6, 2009, pursuant to his 2004 employment agreement, Mr. Goldstein received a grant of 4,024 shares of restricted stock in respect of his 2008 performance that vests over three years on January 1, 2010, 2011 and 2012. He also received a grant of options to purchase 448,028 shares of our Common Stock that vests over four years on January 1, 2010, 2011, 2012 and 2013.

Under his 2009 employment agreement, Mr. Goldstein was granted options to purchase 500,000 shares of our Common Stock on July 11, 2009. The options vested as to 250,000 shares on January 1, 2010 and will vest as to the remaining 250,000 shares on January 1, 2011. Mr. Goldstein’s 2009 employment agreement provides that if he remains employed by the Company until at least December 31, 2011, then he will be entitled to accelerated vesting of all options granted under his 2004 employment agreement and the 500,000 options granted at the time he entered into his 2009 employment agreement.

Mr. Kay

Pursuant to his employment agreement, Mr. Kay received a grant of options to purchase 100,000 shares of our Common Stock on January 1, 2009. Options to purchase 5,000 shares, 12,500 shares, 21,666 shares, 28,333 shares, 20,833 shares and 11,668 shares vest on the first, second, third, fourth, fifth and sixth anniversaries of the date of grant, respectively. Accordingly, options to purchase 5,000 shares vested on January 1, 2010. In January 2010, as noted above in “— Employment Agreements,” the Company amended the terms of Mr. Kay’s employment agreement and option grant so that (a) an additional 20,000 options were deemed retroactively vested as of January 1, 2010 resulting in a cumulative total of 25,000 options being vested as of that date and (b) the remaining 75,000 options will vest in equal installments of 25,000 options each on January 1, 2011, 2012 and 2013.

Mr. Kay received a discretionary grant of options to purchase 100,000 shares of our Common Stock on June 18, 2009 that vests in four equal installments on June 18, 2010, 2011, 2012 and 2013. This option grant was awarded to him in recognition of his leadership role at the Company, including in connection with the Company’s financing arrangements and strengthening the Company’s finance organization.

Mr. Jacobs

Pursuant to a consulting arrangement with the Company, Mr. Jacobs received a grant of options to purchase 75,000 shares of our Common Stock on June 18, 2009, which vests ratably over four years. Under his employment agreement term sheet, Mr. Jacobs received a grant of options to purchase 500,000 shares of our Common Stock on August 5, 2009, of which options to purchase 250,000 shares vested on January 1, 2010, and options to purchase 125,000 shares will vest on each of January 1, 2011 and January 1, 2012.

For more information about equity incentive awards, see “— Executive Compensation Related Policies and Practices — Stock Option and Restricted Stock Grant Practices” and “Executive Compensation and Other Information — Employment Agreements.” Grants made during 2009 are included in the Grants of Plan-Based Awards Table.

Personal Benefits

Mr. Adelson is entitled to be reimbursed up to $100,000 annually for personal legal and financial planning fees and expenses under his employment agreement. Mr. Adelson also is entitled during the term of his employment to the full-time and exclusive use of an automobile and a driver of his choice and security services for himself, his spouse and minor children. In addition, pursuant to his employment agreement, Mr. Adelson is entitled to the use of a Boeing Business Jet for his travel in connection with Company business.

Mr. Leven is entitled to be reimbursed for the initiation fee for membership in a country club of his choice pursuant to his employment agreement, which he has not requested to date. Separately, Mr. Adelson personally agreed to make a jet aircraft available to Mr. Leven in connection with Company business and personal use. The value of Mr. Leven’s aircraft usage for personal purposes is imputed to him as compensation using the Internal Revenue Service Standard Industry Fare Level tables.

Mr. Goldstein’s 2009 employment agreement provides that his spouse is entitled to accompany him on at least two trips to Asia each year at the Company’s sole cost and expense.

The Company provides certain of its named executive officers with access to corporate memberships at country clubs for business purposes. The Company requires these executives to reimburse it in full for personal use of these facilities. The Company also permits its named executive officers to use Company personnel for home repairs during business hours on a limited basis. The Company requires that these executives reimburse it in full for these services. The Company does not permit personal use of corporate aircraft. However, on certain occasions, an executive officer’s spouse or other immediate family member has accompanied the executive officer on flights on aircraft that we own or lease. The Compensation Committee believes that providing these benefits to our executives is appropriate, given the status in our Company of these individuals, and helps facilitate our executives’ performance of their duties.

Our executive officers also participate in a group supplemental medical insurance program available only to certain of our senior officers. Our executive officers, as well as certain other employees, are also entitled to use workout facilities at the Canyon Ranch Spa at The Venetian Resort Hotel Casino and The Palazzo Resort Hotel Casino and to receive dry cleaning services. Our executive officers are entitled to receive other employee benefits generally made available to our employees.

For more information, see footnote (5) to the Summary Compensation Table under “Executive Officer Compensation and Other Information.”

Change in Control and Termination Payments

The long-term employment agreements with our named executive officers provide for payments and the continuation of benefits upon certain terminations of employment or if there is a change in control of the Company. These provisions are based on negotiations with these named executive officers. In addition, the employment agreements with Messrs. Adelson, Goldstein and Kay include restrictive covenants relating to future employment. The Compensation Committee believed the post termination payments were necessary in order to enable us to provide a competitive compensation package so that we could retain our named executive officers.

The Company’s 2004 Equity Award Plan was established in 2004. The purpose of the plan is to provide a means through which the Company may attract able persons to enter and remain in the employ of the Company. The change in control provisions of the plan were designed in furtherance of this goal.

Further information about benefits under certain change in control and terminations of employment are described below under “Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Considerations Relating to Executive Compensation

Section 162(m) of the Internal Revenue Code

The Compensation Committee’s general policy is that compensation should qualify as tax deductible to the Company for federal income tax purposes. Under Section 162(m) of the Internal Revenue Code (the “Code”), compensation paid to certain members of senior management (other than our chief financial officer) in excess of $1 million per year is not deductible unless the compensation is “performance-based” as described in the regulations under Section 162(m). Compensation is generally “performance-based” if it is determined using pre-established objective formulas and criteria approved by stockholders within the past five years. The compensation awards under our Executive Cash Incentive Plan are designed to be tax deductible to us under the performance-based compensation exception to Section 162(m). The maximum amount payable to a participant under the Executive Cash Incentive Plan in respect of an annual bonus award that is intended to qualify for the performance-based compensation exception to Section 162(m) is $10.0 million. The performance-based provisions of our Executive Cash Incentive Plan were approved by our stockholders at the 2008 annual meeting of stockholders.

Our named executive officers are eligible to receive cash bonuses payable under our Executive Cash Incentive Plan in the amounts determined in accordance with their employment agreements. The document governing the Executive Cash Incentive Plan specifies that the Compensation Committee, in its sole discretion, has full power and authority to administer the plan, including, among other things, the authority to designate an award as one that does not qualify as “performance-based” compensation under Section 162(m) of the Code. Accordingly, the supplemental bonus paid to Mr. Goldstein included in the Summary Compensation Table with respect to 2007 performance and the bonuses paid to Messrs. Leven, Goldstein and Jacobs included in the Summary Compensation Table with respect to 2009 performance were not made pursuant to the Executive Cash Incentive Plan. The Performance Subcommittee makes all determinations relating to “performance-based” compensation for purposes of Section 162(m). The Compensation Committee believes that mathematical formulas cannot always anticipate and fairly address every situation that might arise. The Compensation Committee therefore retains the authority to adjust compensation in the case of unexpected, unusual or non-recurring events or to attract and retain key executive talent, even if this results in the payment of non-deductible compensation or to otherwise award or pay non-deductible compensation if the Committee deems it in the best interests of the Company and its stockholders to do so.

In addition, bonus awards granted under the Executive Cash Incentive Plan must specify performance criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made and a formula for determining the amount of any payment or award to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified performance criteria. The Compensation Committee may modify performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, provided that no such modification may be made that would cause an award to no longer qualify as “performance-based” compensation under Section 162(m).

Our named executive officers also are eligible to receive equity incentive awards under our 2004 Equity Award Plan. The Board of Directors has appointed the Compensation Committee to administer the 2004 Equity Award Plan. The Performance Subcommittee makes all determinations relating to “performance-based” compensation for purposes of Section 162(m). Under the plan, the Performance Subcommittee may not grant or provide payment in respect of an award intended to qualify as “performance-based” compensation unless the applicable performance goals have been achieved and, under the applicable performance formula, all or some of the performance award has been earned for the performance period.

Sections 280G and 4999 of the Code (“Golden Parachute Payments”)

If any payment to Mr. Adelson pursuant to his employment agreement is subject to the excise tax imposed by Section 4999 of the Code, the payment that is considered a “parachute payment” will be limited to the greatest amount which can be paid under Section 280G without causing any loss of deduction to the Company but only if, by reason of such reduction, the net after tax benefit to him (as defined in his employment agreement) exceeds the net after tax benefit if the reduction were not made.

Deferred Compensation

The Las Vegas Sands Corp.  Deferred Compensation Plan was created to provide benefits to non-employee directors and a select group of management or highly paid employees to be selected by our Compensation Committee. All non-employee directors are eligible to participate in the Deferred Compensation Plan. The Deferred Compensation Plan allows participating employees to defer payment of their base salary and/or bonus and non-employee directors to defer payment of director fees. There are currently no participants in the Deferred Compensation Plan.

Executive Compensation Related Policies and Practices

Policies Regarding Stock Ownership and Hedging the Economic Risk of Stock Ownership

The Company believes that the number of shares of the Company’s Common Stock owned by each named executive officer is a personal decision and encourages stock ownership, including through the compensation policies applicable to its named executive officers. Accordingly the Company has not adopted a policy requiring its named executive officers to hold a portion of their stock during their employment at the Company.

Under our securities trading policy, our officers, directors and employees are not permitted to purchase our Common Stock on margin, sell our Common Stock short or buy or sell puts, calls or other derivative instruments relating to our Common Stock. Although we discourage speculative hedging transactions, we do permit long-term hedging transactions that are designed to protect an individual’s investment in our Common Stock provided that the hedge is for at least six months in duration and relates to stock or options held by the individual.

Stock Option and Restricted Stock Grant Practices

Mr. Adelson’s employment agreement provides, and Mr. Goldstein’s 2004 employment agreement provided, that grants of stock options are to be made by March 15 of the year to which the grant relates. On February 6, 2009, the Company granted Messrs. Adelson and Goldstein stock options for the 2009 calendar year. Grants of restricted stock are to be made by March 15 following the year to which the award relates, provided that the performance goals for such prior year have been achieved. On February 6, 2009, the Company granted Messrs. Adelson and Goldstein restricted stock in respect of 2008 performance. In 2009, the Company did not achieve the predetermined EBITDAR-based performance target relating to the award of restricted stock. Accordingly, the Company did not grant Mr. Adelson restricted stock in respect of his 2009 performance. Mr. Goldstein’s 2004 employment agreement terminated on July 10, 2009 when he entered into his 2009 employment agreement, which did not provide for grants of restricted stock.

Grants of stock options and restricted stock under our 2004 Equity Award Plan are approved by the Compensation Committee’s Performance Subcommittee. Each of the members of the Performance Subcommittee is an independent director. The stock option grants to our named executive officers under their employment agreements are effective as of their respective grant dates which are either the date of approval or, if later, the first date of employment or a future date specified in the employment agreement. The exercise price of all stock options is equal to the fair market value of our Common Stock on the grant date.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included by reference in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Charles D. Forman, Chair
Irwin Chafetz
George P. Koo
Irwin A. Siegel

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides information regarding compensation for our Chief Executive Officer, Chief Financial Officer and each of our other three highest paid executive officers serving as such at December 31, 2009.

2009 Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Sheldon G. Adelson	2009	$1,000,000	—	$24,625	$1,825,000	—	$2,725,524	$5,575,149
Chairman of the Board	2008	$1,000,000	—	—	—	—	$2,402,929	$3,402,929
Chief Executive	2007	$1,000,000	—	—	—	$1,900,543	$2,261,423	$5,161,966
Officer and Treasurer
Michael A. Leven(6)	2009	$1,561,539	$202,740	—	$2,400,000	—	$229,454	$4,393,733
President and Chief Operating Officer
Robert G. Goldstein	2009	$1,203,692	$62,500	$16,659	$3,570,000	—	$28,943	$4,881,794
Executive Vice President	2008	$965,000	—	$373,175	$1,150,000	—	$24,739	$2,512,914
	2007	$965,000	$295,000	$900,000	$1,075,000	$765,943	$12,143	$4,013,086
Kenneth J. Kay(7)	2009	$916,667	—	—	$932,000	$230,000	$46,973	$2,125,640
Senior Vice President and Chief Financial Officer	2008	$51,923	—	—	—	—	—	$51,923
Steven C. Jacobs(8)	2009	$870,350	$433,333	—	$4,230,750	—	$83,666	$5,618,099
Chief Executive Officer, Sands China Ltd.

(1)	Reflects payment of bonuses to Messrs. Leven, Goldstein and Jacobs of $202,740, $62,500 and $433,333, respectively, relating to 2009, which were paid in 2010. Reflects payment of a supplemental bonus to Mr. Goldstein of $295,000 relating to 2007 performance, which was paid in February 2008.

(2)	The amounts in this column are the grant date fair values of stock awards granted during the fiscal years ended December 31, 2007, 2008 and 2009. In March 2007 and March 2008, Mr. Adelson waived his rights to receive the restricted stock grant relating to 2006 and 2007 performance, respectively, to which he was entitled under his employment agreement. Assumptions used in the calculation of these amounts are reflected in Note 14 to the consolidated financial statements for the years ended December 31, 2007, 2008 and 2009 included in the Company’s 2009 Annual Report on Form 10-K.

(3)	The amounts in this column are the grant date fair values of option awards granted during the fiscal years ended December 31, 2007, 2008 and 2009. In March 2007 and March 2008, Mr. Adelson waived his rights to receive the stock option grants relating to 2007 and 2008 performance, respectively, to which he was entitled under his employment agreement. Assumptions used in the calculation of these amounts are reflected in Note 14 to the consolidated financial statements for the years ended December 31, 2007, 2008 and 2009 included in the Company’s 2009 Annual Report on Form 10-K.

(4)	The amounts in this column relating to 2007 performance reflect (a) base bonus payments to Messrs. Adelson and Goldstein of $1,210,000 and $408,344, respectively, and (b) annual bonus payments to Messrs. Adelson and Goldstein of $690,543 and $357,599, respectively, based upon the Company’s achievement of 86.9% of the predetermined EBITDAR-based performance target for that year. The base bonus payments relating to the fourth quarter of 2007 and the annual bonus payments relating to 2007 performance were paid in February 2008. The amount in this column relating to 2009 performance reflects the bonus payment to Mr. Kay of $230,000 that was paid in February 2010.

(5)	Amounts included in “All Other Compensation” for 2009 are detailed in the following table.

All Other Compensation

		Life and
	401(k) Plan	Disability	Health Care
Named Executive Officer	($)(i)	Insurance ($)(ii)	Insurance ($)(iii)	Other ($)(iv)(v)	Total ($)

Sheldon G. Adelson	—	$466	$8,667	$2,716,391	$2,725,524
Michael A. Leven	—	$561	$672	$228,221	$229,454
Robert G. Goldstein	$8,640	$1,104	$14,368	$4,831	$28,943
Kenneth J. Kay	—	$998	$38,574	$7,401	$46,973
Steven C. Jacobs	—	—	—	$83,666	$83,666

(i)	Amounts listed are matching contributions made under The Venetian Casino Resort, LLC 401(k) Plan, which is a tax-qualified defined contribution plan that is generally available to our eligible employees.

(ii)	Amounts imputed as income in connection with our payment in 2009 of a premium on (a) group term life insurance, the insurance coverage being equal to two times base salary, up to a maximum of $500,000 and (b) short-term disability insurance. A lower amount of group term life insurance is generally available to all salaried employees. Short-term disability insurance is also generally available to all salaried employees.

(iii)	During 2009, the executive officers participated in a group supplemental medical insurance program available only to certain of our senior officers. The supplemental insurance coverage is in excess of the coverage provided by our group medical plan. The amounts in the table represent premiums, administration fees and claims paid for 2009.

(iv)	The amount in the table for Mr. Adelson consists of (a) the Company’s cost of $2,452,579 to provide security to Mr. Adelson and his immediate family, (b) the annual reimbursement of professional fees of $100,000 and (c) the costs of an automobile and driver provided to Mr. Adelson of $163,812 for 2009 pursuant to the terms of his employment agreement. The amounts in the table for 2007 and 2008 have been revised to reflect security costs for Mr. Adelson and his family that previously had been disclosed under “Transactions with Mr. Adelson and His Family.” The amount in the table for Mr. Leven consists of (a) compensation of $118,112 related to Mr. Leven’s personal use of aircraft that is imputed to Mr. Leven as compensation using the Internal Revenue Service Standard Industry Fare Level tables, (b) reimbursement in the amount of $67,745 for taxes relating to this personal aircraft usage, and (c) director fees of $42,364 for his service as a non-employee member of the Board of Directors prior to his becoming our President and Chief Operating Officer on March 11, 2009. The amount in the table for Mr. Goldstein consists of compensation related to travel expenses for Mr. Goldstein’s spouse provided for under his 2009 employment agreement. The amounts in the table for Messrs. Kay and Jacobs consist of moving and relocation costs.

(v)	Our executive officers, as well as certain other employees, are entitled to use workout facilities at the Canyon Ranch Spa at The Venetian Resort Hotel Casino and The Palazzo Resort Hotel Casino and to receive dry cleaning services. The Company provides certain of its executive officers with access to corporate memberships at country clubs for business purposes. The Company requires these executives to reimburse it in full for personal use of these facilities. On certain occasions, an executive officer’s spouse or other immediate family member has accompanied the executive officer on flights on aircraft that we own, lease or provide pursuant to interchange or time sharing arrangements. The Company also permits its executive officers to use Company personnel for home repairs during business hours on a limited basis. The Company requires that these executives reimburse it in full for these services. There is no incremental cost to the Company for any of these benefits.

(6)	Mr. Leven joined the Company in March 2009.

(7)	Mr. Kay joined the Company in December 2008.

(8)	Mr. Jacobs joined the Company as a consultant in March 2009 and became an employee under his employment agreement term sheet in August 2009.

2009 Grants of Plan-Based Awards

The following table presents information on potential payment opportunities in respect of 2009 performance under our Executive Cash Incentive Plan for our named executive officers and equity awards granted during 2009 under our 2004 Equity Award Plan.

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
		Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value of
		Under Non-Equity			Shares of	Securities	Base Price	Stock and
		Incentive Plan Awards(1)			Stock or	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Units(2)	Options	Awards	Awards(3)
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)

Sheldon G. Adelson	2/6/09					654,121	$4.14	$1,825,000
	2/6/09				5,948			$24,625
Base bonus		—	$1,468,400	$1,468,400
Annual bonus		—	$2,221,560	$4,443,120
Michael A. Leven	2/6/09					3,000,000	$1.55	$2,400,000
Annual bonus		—	$1,000,000	(1)
Robert G. Goldstein	2/6/09					448,028	$4.14	$1,250,000
	2/6/09				4,024			$16,659
	7/10/09					500,000	$6.84	$2,320,000
Annual bonus		—	—	$250,000
Kenneth J. Kay	1/1/09					100,000	$5.93	$411,000
	6/18/09					100,000	$7.73	$521,000
Annual bonus		—	—	$916,667
Steven C. Jacobs	6/18/09					75,000	$7.73	$390,750
	8/6/09					500,000	$7.68	$3,840,000
Annual bonus		—	—	$433,333

(1)	The amounts shown in these columns for Mr. Adelson represent a range of potential incentive payment opportunities for 2009 based on certain specified annualized EBITDAR assumptions under his employment agreement and our Executive Cash Incentive Plan. Threshold amounts are not included in the table because, in accordance with his employment agreement, Mr. Adelson is not entitled to receive a base bonus payment unless the Company achieves the 2009 base bonus EBITDAR performance target. Mr. Adelson is not entitled to receive an annual bonus payment unless the Company achieves at least 80% of the 2009 annual bonus EBITDAR performance target. Under their employment agreements, Messrs. Leven, Goldstein, Kay and Jacobs are eligible to receive discretionary bonuses based on the achievement of individual and company goals and objectives. Mr. Leven is eligible to receive 50% of his annual base salary, but not to exceed $1,000,000, unless the threshold performance target, to the extent set by the Compensation Committee, is met. Mr. Goldstein is eligible to receive $250,000, Mr. Kay is eligible to receive 100% of his annual base salary and Mr. Jacobs is eligible to receive 50% of his annual base salary. See the discussion below under “— Employment Agreements,” as well as “Compensation Discussion and Analysis — Elements of Executive Officer Compensation — Short-term Incentives” for more information regarding base bonus and annual bonus incentive awards.

(2)	On February 6, 2009, the Company granted Messrs. Adelson and Goldstein restricted stock in respect of 2008 performance of 5,948 shares and 4,024 shares, respectively. The restricted stock awards vest in three equal installments on January 1, 2010, 2011 and 2012.

(3)	Calculated based on the aggregate grant date fair value computed in accordance with accounting standards regarding share-based payments.

Employment Agreements

The executive employment agreements provide for the payment of base salary, cash incentive bonuses and equity incentive awards in amounts that are determined as described below.

Base salary.  The current employment agreements for Messrs. Adelson, Leven, Goldstein, Kay and Jacobs provide for annual base salaries of $1,000,000, $2,000,000, $1,500,000, $1,100,000 and $1,300,000, respectively. Mr. Kay’s base salary is subject to an annual increase on January 1, 2011 of at least four percent.

Base bonus.  Mr. Adelson’s employment agreement provides for target base bonus payments to be earned and payable quarterly, primarily subject to the Company’s attainment of predetermined EBITDAR-based performance targets. His target base bonus for 2005 was $500,000. Commencing with 2006 and for each year during the term of his employment, Mr. Adelson’s target annual base bonus increases automatically by at least four percent (4%) of the sum of (x) his base salary for the immediately preceding year plus (y) the base bonus paid to him with respect to the immediately preceding year. In addition, as described under “Compensation Discussion and Analysis,” Mr. Adelson’s target annual base bonus opportunity is subject to future increases as the Company achieves higher annualized six-month EBITDAR levels. Mr. Goldstein’s 2004 employment agreement provided for a base bonus, which he did not earn in 2009. His 2009 employment agreement does not provide for a base bonus. The employment agreements for Messrs. Leven, Kay and Jacobs do not provide for a base bonus.

Annual bonus.  Mr. Adelson’s employment agreement provides for target annual supplemental bonus payments contingent on the Company’s achievement of annual performance objectives that are primarily EBITDAR-based. The amount of Mr. Adelson’s annual supplemental bonus is equal to a percentage of the sum of (x) his base salary for the year plus (y) the base bonus paid to him for the year. Mr. Adelson’s annual supplemental bonus payments may range from $0 (if the Company does not achieve 80% of the predetermined EBITDAR performance target) to a defined maximum opportunity (if the Company achieves 110% of the predetermined EBITDAR performance target). Annual supplemental bonus payments increase ratably if EBITDAR reaches 80% to 100% of the predetermined EBITDAR target. Mr. Adelson’s target and maximum annual supplemental bonus opportunities as a percentage of base salary and base bonus were initially set at 80% and 160%, respectively. As described above under “Compensation Discussion and Analysis,” Mr. Adelson’s target and maximum annual supplemental bonus opportunity as a percentage of base salary and base bonus is subject to future increases as the Company achieves higher annualized six-month EBITDAR levels.

Mr. Leven is eligible to receive an annual bonus, with a target bonus of 50% of his base salary, subject to the achievement of performance targets to be established. In addition, the Company intends to pay Mr. Leven an annual amount to reimburse him for taxes relating to the value of his personal use of Mr. Adelson’s aircraft that is imputed to Mr. Leven as compensation.

Mr. Goldstein is eligible to receive a discretionary cash bonus in each of 2010 and 2011 of a maximum of $250,000.

Mr. Kay is eligible to receive an annual cash bonus based on the achievement of annual performance objectives and in an amount not to exceed 100% of his base salary absent a determination of unusual circumstances or exceptional performance.

Mr. Jacobs is entitled to receive an annual bonus, with a bonus opportunity of 50% of his base salary, half of which is subject to the achievement of individual objectives to be mutually agreed and half of which is subject to the Company’s Macau operations achieving annual EBITDAR-based performance objectives to be determined by the Sands China Ltd. Remuneration Committee.

Equity incentive awards.  Mr. Adelson’s employment agreement identifies the targeted total grant value of his equity incentive awards. Mr. Adelson’s target total grant value of the equity incentive awards for 2005 was $2,200,000. As described above under “Compensation Discussion and Analysis,” the targeted total grant value of Mr. Adelson’s equity incentive awards is subject to future increases as the Company achieves higher annualized six-month EBITDAR levels.

Under his employment agreement, Mr. Leven was granted an option to purchase 3,000,000 shares of our Common Stock on March 11, 2009 and an additional option to purchase 1,000,000 shares of our Common Stock on

January 1, 2010. Each option vested as to 25% of the shares subject to such option on March 11, 2010 and each option will fully vest on March 11, 2011. Each option will expire on March 11, 2014.

On February 6, 2009, pursuant to his 2004 employment agreement, Mr. Goldstein received a grant of options to purchase 448,028 shares of our Common Stock in respect of his 2009 performance that vest over four years on January 1, 2010, 2011, 2012 and 2013. Under his 2009 employment agreement, Mr. Goldstein was granted options to purchase 500,000 shares of our Common Stock on July 11, 2009. The option vested as to 250,000 shares on January 1, 2010 and will vest as to the remaining 250,000 shares on January 1, 2011. Mr. Goldstein’s 2009 employment agreement provides that if he remains employed by the Company at least until December 31, 2011, then he will be entitled to accelerated vesting of all options granted under his 2004 employment agreement and the 500,000 options granted at the time he entered into his 2009 employment agreement.

Pursuant to his employment agreement, Mr. Kay received a grant of options to purchase 100,000 shares of our Common Stock on January 1, 2009. Options to purchase 5,000 shares, 12,500 shares, 21,666 shares, 28,333 shares, 20,833 shares and 11,668 shares vest on the first, second, third, fourth, fifth and sixth anniversaries of the date of grant, respectively. Accordingly, options to purchase 5,000 shares vested on January 1, 2010. In January 2010, the Company amended the terms of Mr. Kay’s employment agreement and option grant so that (a) an additional 20,000 options were deemed retroactively vested as of January 1, 2010 resulting in a cumulative total of 25,000 options being vested as of that date and (b) the remaining 75,000 options will vest in equal installments of 25,000 options each on January 1, 2011, 2012 and 2013. In addition, Mr. Kay received discretionary grants of (a) options to purchase 100,000 shares of our Common Stock on June 18, 2009 that vest in four equal installments on June 18, 2010, 2011, 2012 and 2013 and (b) options to purchase 300,000 shares of our Common Stock on February 23, 2010 that vest in four equal installments on February 23, 2011, 2012, 2013 and 2014.

Pursuant to a consulting arrangement with the Company, Mr. Jacobs received a grant of options to purchase 75,000 shares of our Common Stock on June 18, 2009, which vests ratably over four years. Under his employment agreement, Mr. Jacobs received a grant of options to purchase 500,000 shares of our Common Stock on August 5, 2009, of which options to purchase 250,000 shares vested on January 1, 2010, and options to purchase 125,000 shares will vest on each of January 1, 2011 and January 1, 2012.

For additional information about the employment agreements, see “Compensation Discussion and Analysis — Elements of Executive Officer Compensation — Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth information concerning stock options and shares of restricted stock held by our named executive officers at December 31, 2009.

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market Value
	Securities	Securities				Shares or		of Shares or
	Underlying	Underlying		Option		Units of Stock		Units of Stock
	Unexercised	Unexercised		Exercise	Option	That Have		That Have
	Options	Options		Price	Expiration	Not Vested		Not Vested(12)
Name	(#) Exercisable	(#) Unexercisable		($)	Date	(#)		($)

Sheldon G. Adelson	91,832	—		$29.00	12/15/2014
	—	654,121	(1)	$4.14	2/6/2019	5,948	(10)	$88,863

Michael A. Leven	—	3,000,000	(2)	$1.55	3/11/2014
	8,349	—		$29.00	12/15/2014
	4,000	6,000	(3)	$115.39	12/17/2017
Robert G. Goldstein	62,620	—		$29.00	12/15/2014
	39,940	13,314	(4)	$42.59	1/10/2016
	15,494	15,494	(5)	$86.61	3/29/2017
	9,788	29,367	(6)	$73.59	3/27/2018
	—	448,028	(1)	$4.14	2/6/2019
	—	500,000	(7)	$6.84	7/10/2019	10,868	(11)	$162,368
Kenneth J. Kay	—	100,000	(1)	$5.93	1/1/2019
	—	100,000	(8)	$7.73	6/18/2019
Steven C. Jacobs	—	75,000	(8)	$7.73	6/18/2019
	—	500,000	(9)	$11.13	8/6/2019

(1)	The stock option grant vests in four equal installments on January 1, 2010, 2011, 2012 and 2013.

(2)	The stock option grant as to 750,000 options vest on March 11, 2010 and the remaining 2,250,000 options vest on March 11, 2011.

(3)	The remaining unvested portion of this stock option grant vests in three equal installments on December 17, 2010, 2011 and 2012.

(4)	The remaining unvested portion of this stock option grant vests on January 1, 2010.

(5)	The remaining unvested portion of this stock option grant vests in two equal installments on January 1, 2010 and 2011.

(6)	The remaining unvested portion of this stock option grant vests in three equal installments on January 1, 2010, 2011 and 2012.

(7)	The stock option grant vests in two equal installments on January 1, 2010 and 2011.

(8)	The stock option grant vests in four equal installments on June 18, 2010, 2011, 2012 and 2013.

(9)	The stock option grant as to 250,000 options vest on January 1, 2010 and the remaining 250,000 options vest in two equal installments on January 1, 2011 and 2012.

(10)	The remaining unvested portion of the restricted stock award vests in three equal installments on January 1, 2010, 2011 and 2012.

(11)	The remaining unvested portion of the restricted stock award as to 3,464 shares vests on January 1, 2010. The remaining unvested portion of the restricted stock award as to 3,380 shares vests in two equal installments on January 1, 2010 and 2011. The remaining unvested portion of the restricted stock award as to 4,024 shares vests in three equal installments on January 1, 2010, 2011 and 2012.

(12)	Market value is determined based on the closing price of our Common Stock of $14.94 on December 31, 2009 as reported on the NYSE and equals the closing price multiplied by the number of shares underlying the grants.

Option Exercises and Stock Vested in 2009

The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock awards by the named executive officers during 2009.

	Option Awards		Stock Awards
Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized
	Exercise	Exercise	Acquired on Vesting	on Vesting(1)
Name	(#)	($)	(#)	($)

Sheldon G. Adelson	—	—	—	—
Michael A. Leven	—	—	779	$7,930 (1)
Robert G. Goldstein	—	—	11,024	$65,372 (2)
Kenneth J. Kay	—	—	—	—
Steven C. Jacobs	—	—	—	—

(1)	Market value on the vesting date of June 5, 2009 is determined based on the closing price of our Common Stock of $10.18 on June 4, 2009 (the last trading date before the vesting date) as reported on the NYSE and equals the closing price multiplied by the number of vested shares.

(2)	Market value on the vesting date of January 1, 2009 is determined based on the closing price of our Common Stock of $5.93 on December 31, 2008 (the last trading date before the vesting date) as reported on the NYSE and equals the closing price multiplied by the number of vested shares.

Potential Payments Upon Termination or Change in Control

Employment Agreements

The employment agreements for our named executive officers provide for payments and the continuation of benefits upon certain terminations of employment or if there is a change in control of the Company. All payments under the executive employment agreements in connection with a termination of employment are subject to the applicable named executive officer’s agreement to release the Company from all claims relating to his employment and the termination of his employment. The applicable named executive officer also may be subject to covenants restricting his ability to compete with the Company or to hire Company employees for a specified period following termination of employment.

Mr. Adelson

In the event of a termination of Mr. Adelson’s employment for cause (as defined below) or his voluntary termination (other than for good reason (as defined below)), all of his salary and benefits will immediately cease (subject to any requirements of law).

In the event of a termination of Mr. Adelson’s employment by us without cause or a voluntary termination by Mr. Adelson for good reason (as defined below) other than during the two year period following a change in control (as defined below), we will be obligated to pay or provide Mr. Adelson with:

•	his salary and base bonus, if applicable, for the remainder of the term of his employment agreement or, if he becomes employed elsewhere, the difference, if any, between 50% of the salary and bonus compensation earned in such other employment and the salary and base bonus, if applicable, payable under his employment agreement with us;

•	a pro rata annual bonus for the year of termination of employment at the time the bonus would normally be paid;

•	full vesting of all unvested options and restricted stock outstanding on the date of termination of employment; and

•	continued health and welfare benefits for the remainder of the term of the employment agreement (or, if earlier, until he receives health and welfare coverage from a subsequent employer).

In the event of a termination of Mr. Adelson’s employment by us without cause, a termination by Mr. Adelson for good reason within the two-year period following a change in control or Mr. Adelson’s voluntary termination at any time during the one-year period following a change in control, we will be obligated to pay or provide Mr. Adelson with:

•	a lump sum payment of two times his salary plus, if applicable, base bonus for the year of termination of employment;

•	full vesting of all unvested options and restricted stock awards outstanding on the date of termination of employment;

•	a pro rata annual bonus for the year of termination of employment; and

•	continued health and welfare benefits for two years following termination (or, if earlier, until Mr. Adelson receives health and welfare coverage from a subsequent employer).

However, if the change in control does not satisfy the definition of a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation, pursuant to Section 409A of the Code, then the payment of two times salary plus base bonus will be paid ratably for the remainder of the term of the employment agreement and the pro rata annual bonus for the year of termination will be paid at the same time annual bonuses would normally be paid to other executive officers of the Company.

In the case of a termination of Mr. Adelson’s employment due to his death or disability (as defined in his employment agreement), Mr. Adelson (or his estate) will be entitled to receive:

•	continued payments of salary and, if applicable, base bonus, less any applicable disability short term insurance payments, for a period of twelve months following the date of termination of employment;

•	accelerated vesting of options and restricted stock awards such that all such options and awards that would have vested during the twelve month period following the date of termination will become vested as of the date of termination of employment; and

•	a pro rata annual bonus payable at the time the bonus would normally be paid.

If Mr. Adelson terminates his employment on or after the last day of a fiscal year but before the actual grant date of the restricted stock award for that fiscal year, he will be granted a fully vested award for that fiscal year on the date the award would have otherwise been made (and subject to the applicable performance target being achieved) equal to the number of shares he would have been awarded multiplied by the following applicable percentage:

•	0% if the termination was for cause or a voluntary termination (other than for good reason or retirement);

•	33 1/3% if the termination was due to death or disability; and

•	100% if the termination is by us without cause or by the executive for good reason or due to retirement.

All payments under Mr. Adelson’s employment agreements in connection with a termination of employment are subject to Mr. Adelson’s agreement to release the Company from all claims relating to his employment and the termination of his employment. In addition, Mr. Adelson is subject to covenants restricting his ability to compete with the Company or to hire Company employees for a specified period following termination of his employment.

Definitions.  The terms “cause,” “good reason” and “change in control” are defined in Mr. Adelson’s employment agreement as follows:

Mr. Adelson may be terminated by the Company for “cause” if:

•	he is convicted of a felony, misappropriates any material funds or material property of the Company, its subsidiaries or affiliates, commits fraud or embezzlement with respect to the Company, its subsidiaries or affiliates or commits any material act of dishonesty relating to his employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates;

•	he uses alcohol or drugs that render him materially unable to perform the functions of his job or carry out his duties to the Company and fails to correct his behavior following written notice;

•	he materially breaches his employment agreement and fails to correct the breach following written notice;

•	he commits any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company, its subsidiaries or affiliates; or

•	his gaming license is revoked or suspended by Nevada gaming authorities and he fails to correct the situation following written notice; provided, that in the event that the revocation or suspension occurs without there having been any fault on his part, the termination will be treated in the same manner as a termination due to disability instead of for “cause.”

Mr. Adelson may terminate his employment with the Company for “good reason” if:

•	the Company fails to maintain him as Chairman of the Board of Directors and Chief Executive Officer, unless the Board determines that these positions must be held by someone other than Mr. Adelson due to applicable statutory, regulatory or stock exchange requirements, or if this practice is common among companies of similar size in similar industries to us, and the Board determines that this practice constitutes best practices of corporate governance;

•	the Company reduces his base salary;

•	subject to specified exceptions, the Company reduces his target base bonus, target annual bonus or target incentive award opportunity;

•	the Company fails to obtain stockholder approval for the bonus and incentive awards by the earlier of the Company’s 2008 annual meeting of stockholders or the date these awards cease to be exempt from the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended; unless the awards have been approved by the Performance Subcommittee of the Compensation Committee;

•	there is a material change in his duties and responsibilities that would cause his position to have less dignity, importance or scope than intended at the time of the agreement, except for changes resulting from a transaction in which the Company becomes a subsidiary of another company, so long as his duties and responsibilities are not materially changed as they relate solely to the Company; or

•	the Company materially breaches the employment agreement.

A “change in control” occurs upon:

•	the acquisition by any individual, entity or group of beneficial ownership of 50% or more (on a fully diluted basis) of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a change in control: (I) any acquisition by the Company or any affiliate (as defined), (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any affiliate, (III) any acquisition by Mr. Adelson or any related party (as defined) or any group of which Mr. Adelson or a related party is a member, (IV) certain reorganizations, recapitalizations, mergers, consolidations, statutory share exchanges or similar forms of corporate transaction that do not result in a change of ultimate control of more than 50% of the total voting power of the resulting entity or the change in a majority of the board of directors, or (V) in respect of an executive officer, any acquisition by the executive officer or any group of persons including the executive officer (or any entity controlled by the executive officer or any group of persons including the executive officer);

•	the incumbent members of the board of directors on the date that the agreement was approved by the incumbent directors or directors elected by stockholder vote (other than directors elected as the result of an actual or threatened election contest) cease for any reason to constitute at least a majority of the board;

•	the Company’s dissolution or liquidation;

•	the sale, transfer or other disposition of all or substantially all of the Company’s business or assets other than any sale, transfer or disposition to Mr. Adelson or one of his related parties; or

•	the consummation of certain reorganizations, recapitalizations, mergers, consolidations, statutory share exchanges or similar forms of corporate transaction unless, immediately following any such business combination there is no change of ultimate control of more than 50% of the total voting power of the resulting entity or the change in a majority of the board of directors.

Mr. Leven

In the event that Mr. Leven’s employment is terminated by the Company (other than for cause as defined in his employment agreement and below) or by reason of his death or disability or if Mr. Leven terminates his employment for good reason (as defined in his employment agreement and below), he will be entitled to receive:

•	his accrued and unpaid base salary and bonus(es) through the date of termination;

•	a lump sum cash payment of 50% of the base salary he would have received had he remained employed through the remainder of the term of his agreement plus $500,000; and

•	continued participation in the health and welfare benefit plans of the Company during the remainder of the term of his agreement (or, if earlier, until he receives health and welfare coverage with a subsequent employer).

In addition, if (a) Mr. Leven’s employment is terminated prior to the expiration of the term of his agreement because the Company discharges him (other than for cause), (b) he terminates his employment for good reason (as defined in the agreement and below), (c) his employment is terminated due to his death or disability, (d) his employment terminates by reason of expiration of the term of the agreement, or (e) there is a change in control of the Company (as defined in the agreement and below), then each stock option to purchase shares of our Common Stock provided for in the agreement will immediately become fully vested and exercisable and remain outstanding through its originally scheduled expiration date.

Definitions.  The terms “cause,” “good reason” and “change in control” are defined in Mr. Leven’s employment agreement as follows:

Mr. Leven may be terminated by the Company for “cause” if the Board, at a duly noticed meeting, has determined that one or more of the following events has occurred:

•	he is convicted of a felony, misappropriation of any material funds or material property of the Company or any of its affiliates, commits fraud or embezzlement with respect to the Company or any of its affiliates or commits any material act of dishonesty relating to his employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company or any of its affiliates;

•	he uses alcohol or drugs in a manner that renders him materially unable to perform the functions of his job or carry out his duties to the Company and fails to correct his behavior following written notice;

•	he materially breaches his employment agreement and the breach is likely to cause a material adverse effect on the business of the Company or any of its affiliates and fails to correct the breach following written notice; or

•	he commits any act or acts of serious and bad faith willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company or any of its affiliates.

Mr. Leven may terminate his employment with the Company for “good reason” if:

•	the Company materially breaches his employment agreement;

•	the Company reduces his base salary;

•	the Company reduces his target bonus;

•	there is a material change in his duties and responsibilities that would cause his position to have less dignity, importance or scope than intended on the date of the employment agreement;

•	a change in control (as defined in the employment agreement for Mr. Adelson described above); or

•	Sheldon G. Adelson is not serving as the Company’s Chief Executive Officer and Chairman of the Board (unless Mr. Adelson’s spouse is serving in such capacities).

Mr. Goldstein

In the event that Mr. Goldstein’s employment is terminated by the Company for cause (as defined in his employment agreement and below), Mr. Goldstein will be entitled to receive:

•	base salary through the date of termination of employment;

•	reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and

•	such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.

In the event that Mr. Goldstein’s employment is terminated by the Company without cause (and other than due to death or disability), Mr. Goldstein will be entitled to receive:

•	continuation of his base salary for 12 months following termination of employment (or, if shorter, the remainder of the initial term of his employment agreement);

•	reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and

•	such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.

In the event that Mr. Goldstein terminates his employment with the Company due to a change in control (as defined in the employment agreement for Mr. Adelson described above), then he will be entitled to receive:

•	all accrued and unpaid base salary and bonus(es) through the date of termination;

•	a lump sum payment of two (2) times the base salary;

•	accelerated vesting of all equity awards (including awards of stock options and shares of restricted stock outstanding as of July 10, 2009 and the awards of stock options under his employment agreement) so that all such awards are fully vested as of the date of termination; and

•	continued participation in the health and welfare benefit plans of the Company and employer contributions to non-qualified retirement plans and deferred compensation plans, if any, for two years following the date of termination.

In the event that Mr. Goldstein voluntarily terminates his employment with the Company due to Sheldon G. Adelson not serving as Chief Executive Officer of the Company and Chairman of the Board, he shall be entitled to receive:

•	base salary through the date of termination of employment;

•	reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and

•	such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.

In the event Mr. Goldstein’s employment with the Company is terminated due to his death or disability, Mr. Goldstein or his estate, as the case may be, shall be entitled to receive:

•	continuation of his base salary for 12 months following termination of employment (or, if shorter, the remainder of the initial term of his employment agreement), less any short term disability insurance proceeds he receives during such period in the event termination of his employment is due to his disability;

•	accelerated vesting of all equity awards (including awards of stock options and shares of restricted stock outstanding as of July 10, 2009 and the awards of stock options under his employment agreement) such that the portion of each such award that would have vested during the twelve (12) month period following the date of termination had Mr. Goldstein remained employed during such period shall be immediately vested as of the date of termination;

•	reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and

•	such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.

In addition, if Mr. Goldstein remains continuously employed with the Company through December 31, 2011, then upon termination of his employment with the Company at or following that date, Mr. Goldstein shall be entitled to receive accelerated vesting of all awards of stock options and restricted stock that were outstanding as of July 10, 2009

Definitions.  The term cause” is defined in Mr. Goldstein’s employment agreement as follows:

Mr. Goldstein may be terminated by the Company for “cause” if the Board, at a duly noticed meeting, has determined that one or more of the following events has occurred:

•	he is convicted of a felony or misappropriates any material funds or material property of the Company, its subsidiaries or affiliates;

•	he commits fraud or embezzlement with respect to the Company, its subsidiaries or affiliates;

•	he commits any material act of dishonesty relating to his employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates;

•	he uses alcohol or drugs that render him materially unable to perform the functions of his job or to carry out his duties to the Company and he fails to correct the situation following written notice;

•	he commits a material breach of his employment agreement and he fails to correct the situation following written notice;

•	he commits any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company, its subsidiaries or affiliates; or

•	his gaming license is withdrawn with prejudice, denied, revoked or suspended by the Nevada gaming authorities and he fails to correct the situation following written notice.

Mr. Kay

In the event of a termination of Mr. Kay’s employment for cause (as defined in his employment agreement and below) or a voluntary termination by Mr. Kay (other than for good reason (as defined in his employment agreement and below)), all salary and benefits will immediately cease (subject to any requirements of law).

In the event of a termination of Mr. Kay’s employment by the Company without cause or a voluntary termination by Mr. Kay for good reason, the Company will be obligated to pay or provide Mr. Kay with:

•	continued payment of his salary for twelve months following the date of termination, subject to reduction if Mr. Kay becomes employed elsewhere; provided that if Mr. Kay terminates his employment for good reason upon a change of control (as defined in the agreement), Mr. Kay shall be entitled to his base salary for twelve months, which amount shall not be subject to any reduction as a result of his employment elsewhere;

•	a pro-rated share of his annual bonus that he would have earned during the year in which the agreement is terminated; and

•	continued health and welfare benefits for Mr. Kay, his spouse and his dependents for twelve months following the date of termination, including for a termination by Mr. Kay for good reason upon a change of control.

In the case of a termination of Mr. Kay’s employment due to his death or disability (as defined in his employment agreement), he will be entitled to receive the following:

•	continued payments of his base salary for a period of twelve months following the date of termination of his employment as a result of such death or disability;

•	continued vesting of stock option awards such that all such stock options that would have vested during the twelve month period following the date of termination as a result of such death or disability will continue to vest as if he had remained employed by the Company during the twelve month period following the date of such termination; and

•	continued health and welfare benefits for Mr. Kay, his spouse and his dependents for the twelve months following the date of termination of his employment as a result of such death or disability.

Definitions.  The terms “cause,” “good reason” and “change in control” are defined in Mr. Kay’s employment agreement as follows:

Mr. Kay may be terminated by the Company for “cause” if:

•	he is convicted of a felony, misappropriates any material funds or material property of the Company or any of its affiliates, commits fraud or embezzlement with respect to the Company or any of its affiliates or commits any material act of dishonesty relating to his employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company or any of its affiliates;

•	he uses alcohol or drugs that render him materially unable to perform the functions of his job or carry out his duties to the Company and fails to correct his behavior following written notice;

•	he materially breaches his employment agreement and fails to correct the breach following written notice;

•	he commits any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company or any of its affiliates; or

•	his gaming license is withdrawn with prejudice, denied, revoked or suspended by Nevada gaming authorities and he fails to correct the situation following written notice.

Mr. Kay may terminate his employment with the Company for “good reason” if:

•	the Company materially breaches his employment agreement;

•	the Company reduces his base salary;

•	there is a material change in his duties and responsibilities that would cause his position to have less dignity, importance or scope than intended at the time of the agreement, except for changes resulting from a transaction in which the Company becomes a subsidiary of another company, so long as Mr. Kay’s duties and responsibilities are not materially changed as they relate solely to the Company; or

•	Mr. Kay discovers or the Company announces a “change of control.”

Under Mr. Kay’s employment agreement, a “change of control” occurs if Sheldon G. Adelson and the estate planning trusts of Sheldon G. Adelson identified at the effective date of Mr. Kay’s employment agreement in the most recent filing with the Securities and Exchange Commission (the “SEC”) (including any amendments, revisions, conversions, substitutions or otherwise of such trusts) control less than 50% of the voting equity of the Company; provided that a “change of control” ceases to constitute “good reason” unless Mr. Kay gives notice to the Company that he is terminating his employment with the Company due to the “change of control” within 30 days after the first filing is made with the SEC by which the fact of such “change of control” could be determined. For purpose of the preceding sentence, Mr. Kay shall be considered to have determined the existence of a “change of control” on the date of the SEC filing if the filing announces a transaction that has occurred or on the date that a prospective transaction closes.

Mr. Jacobs

In the event of a termination of Mr. Jacobs’s employment for cause or a voluntary termination by Mr. Jacobs, all salary and benefits will immediately cease (subject to any requirements of law).

In the event of a termination of Mr. Jacobs’s employment other than for cause, he will be entitled to receive:

•	a payment of severance equal to 12 months of his base salary;

•	accelerated vesting of his stock options; and

•	the right to exercise his stock options for one year following the date of his termination.

2004 Equity Award Plan

In the event of a change in control (as defined above in the definition of change in control in the employment agreements for Messrs. Adelson, Goldstein and Leven and in the 2004 Equity Award Plan), if our Compensation Committee so determines:

•	all outstanding options and equity (other than performance compensation awards) issued under the 2004 Equity Award Plan shall fully vest; and

•	outstanding awards may be cancelled and the value of the awards paid to the participants in connection with a change in control.

In addition, performance compensation awards shall vest based on the level of attainment of the performance goals as determined by the Compensation Committee.

Potential Payments/Benefits Upon Termination of Employment for 2009

The table below sets forth information about the potential payments and benefits our named executive officers may receive under their employment agreements upon the termination of their employment with the Company. The amounts shown in the table below are estimates of the payments that each named executive officer would receive in certain instances assuming a hypothetical employment termination date of December 31, 2009. The amounts actually payable will be determined only upon the termination of employment of each named executive officer, taking into account the facts and circumstances surrounding the named executive officer’s termination of employment.

The information in the table assumes that:

•	bonuses were not paid to any of the named executive officers for 2009 performance;

•	amounts included as bonus payments for 2010 performance are target amounts based on the achievement of performance goals;

•	the named executive officer did not become employed by a subsequent employer; and

•	equity awards vest fully upon a change in control, if provided in the applicable employment agreement.

		Acceleration of
		Restricted	Acceleration	Continued
Name	Cash Payments	Stock(1)	of Options(2)	Health Benefits	Total

Sheldon G. Adelson
-Without Cause/For Good Reason	$2,403,883	$88,863	$7,064,507	$10,000	$9,567,253
-Change in Control	$9,379,920	$88,863	$7,064,507	$20,000	$16,553,290
-Death/Disability	$2,508,400	$29,621	$1,766,127	—	$4,304,148
Michael A. Leven
-Without Cause/For Good Reason	$1,708,333	—	$40,170,000	$12,500	$41,890,833
-Change in Control	$1,708,333	—	$40,170,000	$12,500	$41,890,833
-Death/Disability	$1,708,333	—	$40,170,000	—	$41,878,333
Robert G. Goldstein
-Without Cause/For Good Reason	$1,500,000	$162,368	$8,888,702	—	$10,551,070
-Change in Control	$3,000,000	$162,368	$8,888,702	$20,000	$12,071,070
-Death/Disability	$1,500,000	$97,040	$3,234,676	—	$4,831,716
Kenneth J. Kay
-Without Cause/For Good Reason	$1,100,000	—	—	$10,000	$1,110,000
-Change in Control	$1,100,000	—	—	$10,000	$1,110,000
-Death/Disability	$1,100,000	—	$405,500	—	$1,505,500
Steven C. Jacobs
-Without Cause/For Good Reason	$1,300,000	—	$2,445,750	—	$3,745,750
-Change in Control	$1,300,000	—	$2,445,750	—	$3,745,750
-Death/Disability	$1,300,000	—	$1,493,188	—	$2,793,188

(1)	Reflects (a) the grants of restricted stock for 2009 that are earned and vest pursuant to the applicable employment agreement, and (b) the value of accelerated vesting of restricted stock, based on the closing price of our Common Stock on December 31, 2009 (the last trading day of 2009) of $14.94 per share.

(2)	Reflects the value of accelerated vesting of options equal to the excess of (a) the closing price of our Common Stock on December 31, 2009 (the last trading day of 2009) of $14.94 per share over (b) the applicable exercise price of the options.

DIRECTOR COMPENSATION

Each non-employee director receives an annual cash retainer of $50,000 and an annual grant of restricted stock equal in value to $50,000. The restricted stock is subject to a one year forfeiture period and may not be sold until the director retires from the Board (except to the extent necessary to cover taxes incurred as a result of the vesting of the restricted stock). In 2009, Messrs. Ader, Chafetz, Forman, Koo, Schwartz and Siegel each received 5,268 shares of restricted stock. In addition, each non-employee director receives a one time grant of options upon becoming a non-employee director with an aggregate value of $100,000 on the date of grant (based on the Black-Scholes option valuation model). The stock options vest in five equal installments on each of the first five anniversaries of the date of grant. In 2009, Messrs. Schwartz and Ader received options to purchase 82,644 and 32,051 shares of our Common Stock, respectively, upon becoming non-employee directors of our Company. Both the restricted stock grants and the options are granted to the directors pursuant to our 2004 Equity Award Plan.

We pay non-employee directors $1,500 for each meeting of the Board that they attend ($750 for telephonic meetings). We pay non-employee directors who are members of the Audit Committee or the Compensation Committee $1,000 for each committee meeting that they attend ($500 for telephonic meetings). During 2009, we paid an annual retainer of $20,000 to the chairperson of the Audit Committee and an annual retainer of $5,000 to the chairperson of the Compensation Committee

The Board formed an Advisory Committee in October 2008 that was dissolved in March 2009. During 2009, we paid the chairperson and the two other members of the Advisory Committee fees of $27,551 and $13,776, respectively for their service on the Advisory Committee. The portion of these fees relating to 2009 is included in the table below.

Non-employee directors may defer cash compensation payments into a deferred compensation plan. None of these payments have been deferred to date. Non-employee directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance. As a retired partner of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Mr. Purcell was obligated to turn over to his former law firm all consideration he received as a director of our Company.

Prior to our initial public offering in 2004, the Compensation Committee retained Pearl Meyer & Partners and instructed it to assist us in organizing a board of directors and developing a total compensation package for outside directors that would enable the Company to attract and retain quality board members. This information was presented to the Board to assist it in establishing compensation levels for our directors at that time.

Beginning in 2006, the Compensation Committee retained HVS Executive Search for advice on compensation-related matters, including a review of director compensation. HVS Executive Search did not provide advice on director compensation during 2009. The Compensation Committee may, in its discretion, seek the advice of our chief executive officer or any of our other executive officers, in determining or recommending the amount or form of compensation for our outside directors.

2009 Director Compensation Table

The following table describes the compensation arrangements with our non-employee directors for 2009.

	Fees Earned or Paid
	in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
Name	($)	($)	($)	($)

Jason N. Ader(4)	$50,517	$50,000	$100,000	$200,517
Irwin Chafetz	$83,776	$50,000	—	$133,776
Charles D. Forman	$75,000	$50,000	—	$125,000
George P. Koo	$66,000	$50,000	—	$116,000
Michael A. Leven(5)	—	—	—	—
James L. Purcell(6)	$14,944	—	—	$14,944
Jeffrey H. Schwartz(7)	$54,389	$50,000	$100,000	$204,389
Irwin A. Siegel	$106,526	$50,000	—	$156,526

(1)	The amounts in this column include fees paid to Messrs. Leven, Chafetz and Siegel of $27,551, $13,776 and $13,776, respectively, in respect of the 2009 portion of their service on the Advisory Committee.

(2)	The amounts in this column are the grant date fair values of stock awards granted during the fiscal year ended December 31, 2009 as determined in accordance with accounting standards regarding share-based payments. Assumptions used in the calculation of these amounts are reflected in Note 14 to the consolidated financial statements for the year ended December 31, 2009 included in the Company’s 2009 Annual Report on Form 10-K. The restricted stock vests on the first anniversary of the date of grant, if the director is still serving on the Board on the vesting date.

(3)	The amounts in this column are the grant date fair values of option awards granted during the fiscal year ended December 31, 2009 as determined in accordance with accounting standards regarding share-based payments. Assumptions used in the calculation of these amounts are reflected in Note 14 to the consolidated financial statements for the year ended December 31, 2009 included in the Company’s 2009 Annual Report on Form 10-K. During the year ended December 31, 2009, Mr. Ader received options to purchase 32,051 shares of our Common Stock with a per share grant date value of $3.12 and an exercise price per share of $4.44 and Mr. Schwartz received options to purchase 82,644 shares of our Common Stock with a per share grant date value of $1.21 and an exercise price per share of $1.77. As of December 31, 2009, Messrs. Ader, Chafetz, Forman, Koo, Schwartz and Siegel held options to acquire 32,051, 14,970, 18,349, 3,696, 82,644 and 15,100 shares of our Common Stock, respectively. The stock options vest in five equal installments on each of the first five anniversaries of the respective dates of grant.

(4)	Mr. Ader was elected to the Board in April 2009.

(5)	Mr. Leven served as a non-employee director until he became the Company’s President and Chief Operating Officer on March 11, 2009. Mr. Leven’s fees for his service as a non-employee director are included in the Summary Compensation Table under “All Other Compensation.”

(6)	Mr. Purcell resigned from the Board in March 2009. The 779 shares of restricted stock that he received in 2008 were forfeited at the time of his resignation. His vested options were exercisable for 90 days following the date of his resignation.

(7)	Mr. Schwartz was elected to the Board in March 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information with respect to our 2004 Equity Award Plan as of December 31, 2009:

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options, Warrants	Securities Reflected in
Plan Category	and Rights	and Rights ($)	Column (a)
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	15,000,608	$35.39	9,981,102
Equity compensation plans not approved by security holders	—	—	—
Total	15,000,608	$35.39	9,981,102

(1)	Our 2004 Equity Award Plan was approved by our stockholders prior to our initial public offering. The performance-based provisions of our 2004 Equity Award Plan were reapproved by our stockholders at our 2008 annual meeting of stockholders.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of Irwin A. Siegel (Chair), Jason N. Ader and Jeffrey H. Schwartz. The Board has determined that Messrs. Siegel, Ader and Schwartz meet the current independence and experience requirements of the NYSE’s listing standards. In addition, the Board has determined that each of the members of the Audit Committee are financially literate and Mr. Siegel qualifies as the audit committee financial expert.

The Audit Committee’s responsibilities are described in a written charter adopted by the Board. The Audit Committee is responsible for providing independent, objective oversight of the Company’s financial reporting system. Among its various activities, the Audit Committee reviews:

1.	The adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;

2.	The independence and performance of the Company’s independent registered public accounting firm and internal auditors; and

3.	The Company’s compliance with legal and regulatory requirements.

The Audit Committee meets regularly in open sessions with the Company’s management, independent registered public accounting firm and internal auditors to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. In addition, the Audit Committee meets regularly in closed sessions with the Company’s management, independent registered public accounting firm and internal auditors to review the foregoing matters. The Audit Committee selects the Company’s independent registered public accounting firm, and periodically reviews their performance and independence from management.

The Audit Committee reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers LLP, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with PricewaterhouseCoopers LLP also included the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Pursuant to its charter, the Audit Committee performs an annual self-assessment. For 2009, the Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of its charter and applicable laws and regulations.

Respectfully submitted,

Irwin A. Siegel, Chairman
Jason N. Ader
Jeffrey H. Schwartz

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth fees paid or payable to our independent registered public accounting firm in 2008 and 2009 for audit and non-audit services as well as the percentage of these services approved by our Audit Committee:

			% of Services
			Approved by Audit
	2008	2009	Committee

Audit Fees	$5,081,846	$5,710,014	100%
Audit Related Fees	$788,162	$1,411,101	100%
Tax Fees	$855,054	$1,279,001	100%
All Other Fees	$242,026	$23,526	100%

The category of “Audit Fees” includes fees for our annual audit and quarterly reviews, as well as additional audit related accounting consultations, required statutory audits of certain of the Company’s subsidiaries and work related to the 2008 and 2009 equity and debt securities offerings.

The category of “Audit Related Fees” includes accounting related consultations, services related to pension and benefit plans, due diligence services related to contemplated investments and acquisitions and other special services and reports.

The category of “Tax Fees” includes tax consultation and planning fees and tax compliance services.

The category of “All Other Fees” principally includes fees for identity theft/privacy enablement services, license fees for an accounting literature research database and professional services as related to litigation in the matter of Richard Suen vs. Las Vegas Sands Corp. (2008 only).

Pre-Approval Policies and Procedures

Our Audit Committee Charter contains our policies related to pre-approval of services provided by the independent registered public accounting firm. The Audit Committee, or one of its members if such authority is delegated by the Audit Committee, has the sole authority to review in advance, and grant any appropriate pre-approvals, of (a) all auditing services provided by the independent registered public accounting firm and (b) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Securities Act and, in connection therewith, to approve all fees and other terms of engagement.

The Audit Committee has adopted the following guidelines regarding the engagement of the Company’s independent registered public accounting firm to perform services for the Company. For audit services related to the audit of the consolidated financial statements of the Company, the independent registered public accounting firm will provide the Audit Committee with an engagement letter each year prior to or contemporaneously with commencement of the audit services outlining the scope of the audit services proposed to be performed during the fiscal year. If the services are agreed to by the Audit Committee, the engagement letter will be formally accepted. The Audit Committee also approves statutory audit services for our foreign subsidiaries. For tax services, the independent registered public accounting firm will provide the Audit Committee with a separate scope of the tax services proposed to be performed during the fiscal year. If the terms of the tax services are agreed to by the Audit Committee, the tax engagement letters will be formally accepted. All other non-audit services will require pre-approval from the Board on a case-by-case basis.

If the pre-approval authority is delegated to a member, the pre-approval must be presented to the Audit Committee at its next scheduled meeting.

CERTAIN TRANSACTIONS

Set forth below is a description of certain transactions with our executive officers and directors. Under its charter, the Audit Committee approves all related-party transactions required to be disclosed in our public filings and all transactions involving executive officers or directors of the Company that are required to be approved by the Audit Committee under the Company’s Code of Business Conduct and Ethics. For more information about our policies with respect to transactions with related parties, see “Corporate Governance — Related Party Transactions.

Administrative Services Agreement

Pursuant to an administrative services agreement among Las Vegas Sands, Inc. (now known as Las Vegas Sands, LLC), certain of its subsidiaries and Interface Operations, LLC, an entity that is controlled by Mr. Adelson, our Chairman and Chief Executive Officer, and his wife, Dr. Miriam Adelson, and that is otherwise unaffiliated with us (“Interface Operations”), the parties have agreed to share ratably in the costs of, and under certain circumstances provide to one another, shared services, including legal services, accounting services, insurance administration, benefits administration, travel services and such other services as each party may request of the other. In addition, under this administrative services agreement, the parties have agreed to share ratably the costs of any shared office space.

Under the administrative services agreement, the Company and its subsidiaries paid approximately $7,000 during 2009 as a fee to Interface Travel or its predecessor, GWV Travel, for travel and travel-related services provided during 2007 and 2008. Interface Travel is operated by Interface Group Massachusetts, LLC, a Delaware limited liability company. Interface Group Massachusetts, LLC is controlled by entities of which our director Irwin Chafetz is a manager and a 14.7% member, and which are controlled by Mr. Adelson, our Chairman and Chief Executive Officer. The payments were for fees primarily for the booking and issuance of airline tickets for travel by Company employees. The actual purchase price for these tickets was paid by the Company directly to third party air carriers. Effective July 1, 2008, Interface Travel ceased providing travel and travel related services to the Company.

Registration Rights Agreement

Messrs. Adelson, Forman and Goldstein and certain other stockholders and employees, former employees and certain trusts that they established have entered into a registration rights agreement with us relating to the shares of Common Stock they hold. Subject to several exceptions, including our right to defer a demand registration under certain circumstances, Mr. Adelson and the trusts he established may require that we register for public resale under the Securities Act all shares of Common Stock they request be registered at any time, subject to certain conditions. Mr. Adelson and the trusts may demand registrations so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $20 million or more. Since we became eligible to register the sale of our securities on Form S-3 under the Securities Act, Mr. Adelson and the trusts have the right to require us to register the sale of the Common Stock held by them on Form S-3, subject to offering size and other restrictions.

The other stockholders that are party to this agreement were granted piggyback registration rights on any registration for the account of Mr. Adelson or the trusts that he established, subject to cutbacks if the registration requested by the Adelson entities is in the form of a firm commitment underwritten offering and if the underwriters of the offering determine that the number of securities to be offered would jeopardize the success of the offering.

In addition, the stockholders and employees that are party to this agreement and the trusts have been granted piggyback rights on any registration for our account or the account of another stockholder, subject to cutbacks if the underwriters in an underwritten offering determine that the number of securities offered in a piggyback registration would jeopardize the success of the offering.

On November 14, 2008, the Company entered into a second amended and restated registration rights agreement with Dr. Adelson and certain other stockholders in connection with (i) Dr. Adelson’s purchase of shares of the Company’s 10% Series A Cumulative Perpetual Preferred Stock and warrants to purchase an aggregate of up to 87,500,175 shares of Common Stock and (ii) the conversion of convertible notes held by Dr. Adelson into 86,363,636 shares of Common Stock. Dr. Adelson was granted the same registration rights with respect to the Series A Preferred Stock, the warrants and the Common Stock issuable upon exercise of the warrants and the conversion of the convertible notes as the registration rights previously granted under the registration rights agreement described above.

Tax Indemnification

In connection with our 2004 initial public offering, Las Vegas Sands, Inc. (now known as Las Vegas Sands, LLC) and certain other parties entered into an indemnification agreement pursuant to which it agreed to:

•	indemnify those of our stockholders who were stockholders of Las Vegas Sands, Inc. prior to the 2004 initial public offering against certain tax liabilities incurred by these stockholders as a result of adjustments (pursuant to a determination by, or a settlement with, a taxing authority or court, or pursuant to the filing of an amended tax return) to the taxable income of Las Vegas Sands, Inc. with respect to taxable periods during which Las Vegas Sands, Inc. was a subchapter S corporation for income tax purposes; and

•	indemnify Mr. Adelson against certain tax liabilities incurred by Mr. Adelson as a result of adjustments (pursuant to a determination by, or a settlement with, a taxing authority or court, or pursuant to the filing of an amended tax return) to the taxable income of Interface Group Holding Company or its predecessor (“Interface Holding”) with respect to taxable periods during which Interface Holding was a subchapter S corporation for income tax purposes.

No payments were made under this agreement during 2009.

Transactions Relating to Aircraft

Aviation and Related Personnel

Sands Aviation, LLC (“Sands Aviation” and formerly known as Interface Employee Leasing, LLC), a wholly owned subsidiary of the Company, is engaged primarily in the business of providing aviation personnel, including pilots, aircraft mechanics and flight attendants, and administrative personnel, to the Company and to Interface Operations. Sands Aviation charges a fee to each of the Company and Interface Operations for their respective use of these personnel. The fees charged by Sands Aviation are based upon its actual costs of employing or retaining these personnel, which are then allocated between the Company and Interface Operations. The method of allocating these costs varies depending upon the nature of the service provided. For example, pilot services are allocated based upon the actual time spent operating aircraft for the Company and for Interface Operations, respectively. The services of Sands Aviation’s aircraft mechanics are allocated based on the number and manufacturer of aircraft serviced and administrative personnel are allocated based upon the number of aircraft maintained by the Company and Interface Operations, respectively. During 2009, Sands Aviation charged Interface Operations $7,077,491 for its use of Sands Aviation’s aviation and related personnel and other overhead costs.

Time Sharing Agreements

The Company and its subsidiaries have entered into agreements with companies controlled by Mr. Adelson, our Chairman and Chief Executive Officer, relating to the use of aircraft. These agreements are described below.

On November 6, 2009, the Company entered into several aircraft time sharing agreements and aircraft cost sharing agreements with Interface Operations. The agreements were effective as of January 1, 2009, and replaced existing time sharing and interchange agreements between the Company and Interface Operations relating to the use of aircraft. The agreements and the amounts paid under each agreement are as follows:

•	an aircraft cost sharing agreement providing for Interface Operations’ use on a time sharing basis of two Boeing 737 aircraft owned by the Company, pursuant to which the Company charged Interface Operations $7,784 in respect of Interface Operations’ 2009 use of Company aircraft;

•	an aircraft time sharing agreement providing for Interface Operations’ use on a time sharing basis of three Gulfstream G-IV aircraft and one Gulfstream G-V aircraft owned by the Company, pursuant to which the Company charged Interface Operations $644,330 in respect of Interface Operations’ 2009 use of Company aircraft;

•	an aircraft time sharing agreement providing for the Company’s use on a time sharing basis of a Boeing Business Jet, a Gulfstream G-III aircraft and a Gulfstream G-IV aircraft owned by Interface Operations pursuant to which Interface Operations charged the Company $1,200,924 in respect of the Company’s 2009 use of Interface Operations’ aircraft; and

•	an aircraft cost sharing agreement providing for the Company’s use on a time sharing basis of a Boeing 767 aircraft owned by Interface Operations pursuant to which Interface Operations charged the Company $795,411 in respect of the Company’s 2009 use of Interface Operations’ aircraft.

In addition, on November 6, 2009, the Company entered into an aircraft cost allocation agreement with Interface Operations Bermuda, LTD (“Interface Bermuda”), a company controlled by Mr. Adelson. Under the terms of the agreement, the Company is entitled to the use, on a time sharing basis, of two Boeing 747 Aircraft provided by Interface Bermuda. The agreement was effective as of January 1, 2009. Interface Bermuda charged the Company $6,103,061 in respect of the Company’s 2009 use of Interface Bermuda’s aircraft.

Purchase of Restaurant

During 2003, Las Vegas Sands, Inc. purchased the lease interest and assets of Carnevale Coffee Bar LLC, which operated a coffee bar in The Venetian, for $3.1 million, of which $625,000 was payable during 2003 and $250,000 is payable annually over ten years, beginning in September 2003. Half of the purchase price is payable to a family trust of Mr. Adelson’s that owned a 50% interest in Carnevale Coffee Bar LLC.

10% Series A Cumulative Perpetual Preferred Stock

On November 14, 2008, the Company sold to Dr. Miriam Adelson, the wife of Mr. Adelson, our Chairman and Chief Executive Officer, units consisting of 5,250,000 shares of the Company’s 10% Series A Cumulative Perpetual Preferred Stock and warrants to purchase an aggregate of up to 87,500,175 shares of Common Stock at an exercise price of $6.00 per share, on substantially the same terms as those offered to the public in a simultaneous public offering. The aggregate purchase price paid by Dr. Adelson was $525.0 million. During 2009, the Company paid Dr. Adelson quarterly dividend payments on the preferred stock in the aggregate amount of $52,500,000.

Other Transactions with Mr. Adelson and His Family

We have employed Dr. Miriam Adelson, the wife of Mr. Adelson, our Chairman and Chief Executive Officer, as the Director of Community Involvement since August 1990 where, in conjunction with our Government Relations Department, she oversees and facilitates our partnerships with key community groups and other charitable organizations. We paid her approximately $50,000 during 2009.

During 2009, we employed one of Mr. Adelson’s stepdaughters as the special assistant to the Company’s Chairman and Chief Executive Officer. We paid her approximately $85,500 for work performed during 2009.

During 2009, we leased office space at The Venetian to Interface Operations. Interface Operations paid the Company approximately $57,000 in rent related to 2009. In addition, Interface Operations purchased approximately $160,000 of banquet room, catering, lodging, construction and other goods and services from our properties in the ordinary course during 2009.

Mr. Adelson purchased approximately $0.6 million of banquet room, catering, lodging and other goods and services from our properties in the ordinary course during 2009.

Transactions with our Executive Officers

As previously disclosed, during 2008, a subsidiary of the Company performed work at a home owned by Robert G. Goldstein, the Company’s Executive Vice President. Mr. Goldstein believed, and the Company acknowledged, that some of the work was not performed in an appropriate manner. The matter was referred to an independent expert, who concurred about the quality of the work and concluded that Mr. Goldstein should not be obligated to pay the $0.4 million incurred by the Company for costs and overhead on the job. These findings have been accepted by the Company and Mr. Goldstein.

Property and Casualty Insurance

With the exception of aviation related coverages, the Company and entities controlled by Mr. Adelson which are not subsidiaries of the Company (the “Stockholder Controlled Entities”) purchase property and casualty insurance separately. The Company and the Stockholder Controlled Entities bid for and purchase aviation related coverages together. The Company and the Stockholder Controlled Entities are separately invoiced for, and pay for, aviation related insurance and allocate the aviation insurance costs not related to particular aircraft among themselves in accordance with the other allocations of aviation costs discussed above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

One of the purposes of the meeting is to elect two Class III directors. The two nominees are Sheldon G. Adelson and Irwin Chafetz.

In the event any of the nominees should be unavailable to serve as a Director, which is not presently anticipated, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

Nominee Information

Sheldon G. Adelson.  Mr. Adelson has been Chairman of the Board, Chief Executive Officer, Treasurer and a director of the Company since August 2004. He has been Chairman of the Board, Chief Executive Officer and a director of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) since April 1988 when it was formed to own and operate the former Sands Hotel and Casino. Mr. Adelson has extensive experience in the convention, trade show, and tour and travel businesses. Mr. Adelson also has investments in other business enterprises. Mr. Adelson created and developed the COMDEX Trade Shows, including the COMDEX/Fall Trade Show, which was the world’s largest computer show in the 1990s, all of which were sold to Softbank Corporation in April 1995. Mr. Adelson also created and developed The Sands Expo and Convention Center, which he grew into one of the largest convention and trade show destinations in the United States before transferring it to us in July 2004. He was President and Chairman of Interface Group Holding Company, Inc. since the mid-1970s and was a manager of our affiliate, Interface Group Massachusetts, LLC, and was President of its predecessors, since 1990. Mr. Adelson also serves as the Chairman of the Board of Directors of the Company’s subsidiary, Sands China Ltd.

Irwin Chafetz.  Mr. Chafetz has been a director of the Company since March 2005. He was a director of Las Vegas Sands, Inc. from March until July 2005. Mr. Chafetz is a manager of The Interface Group, LLC, a Massachusetts limited liability company that controls Interface Group Massachusetts, LLC, a company that owns and operates Interface Travel, a retail travel agency. Mr. Chafetz has been associated with Interface Group Massachusetts, LLC and its predecessors since 1972. From 1989 to 1995, Mr. Chafetz was a Vice President and director of Interface Group-Nevada, Inc., which owned and operated trade shows, including COMDEX, which at its peak was the largest American trade show with a presence in more than 20 countries, and also owned and operated The Sands Expo and Convention Center, the first privately-owned convention center in the United States. From 1989 to 1995 Mr. Chafetz was also Vice President and a director of Las Vegas Sands, Inc. Mr. Chafetz has served on the boards of directors of many charitable and civic organizations and is a member of the Dean’s Advisory Council at Boston University School of Management and the Board of Trustees at Suffolk University.

The Board of Directors recommends a vote FOR the election of the nominees listed above.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company is scheduled to meet prior to the stockholders’ meeting to select, subject to ratification by the stockholders, the independent registered public accounting firm to audit the consolidated financial statements of the Company during the year ended December 31, 2010. It is anticipated the Audit Committee will select the firm of PricewaterhouseCoopers LLP.

A representative of PricewaterhouseCoopers LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the year ended December 31, 2010.

PROPOSAL NO. 3.

STOCKHOLDER PROPOSAL REGARDING SUSTAINABILITY REPORT

The Company has been advised that the Office of the Comptroller of New York City, on behalf of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund and the New York City Board of Education Retirement System, intends to submit the proposal set forth below at the Annual Meeting.

WHEREAS:  Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to generate stronger financial returns, better respond to emerging issues, and enjoy long-term business success.

Globally over 2,700 companies issued reports on sustainability issues in 2007 (www.corporateregister.com). A recent survey found that 80% of the Global Fortune 250 companies now release corporate responsibility data, which is up from 64% in 2005 (KPMG International Survey of Corporate Responsibility Reporting 2008).

Mainstream financial companies are also increasingly recognizing the links between sustainability performance and shareholder value. Information from corporations on their greenhouse gas emissions, environmental stewardship policies, and overall sustainability strategies is essential to investors as they assess the strengths of corporate securities in the context of climate change and increased public awareness of corporate social and environmental responsibility.

As such, it is no surprise that Wal-Mart, Tesco, and other major US companies have taken leadership roles in this area through the publication of comprehensive sustainability reports that address company impacts with regards to greenhouse gas emissions, environmental stewardship, product safety, and other related considerations (www.ceres.org).

It is vital that our company address and report on the impacts of its operations on the environment and on society.

RESOLVED:  Shareholders request that the Board of Directors prepare a sustainability report including strategies to reduce greenhouse gas emissions and addressing other environmental and social impacts. The report, prepared at reasonable cost and omitting proprietary information, should be published by June 2011.

SUPPORTING STATEMENT:  The report should include the company’s definition of sustainability and a company-wide review of company policies, practices, and metrics related to long-term social and environmental sustainability.

We recommend that the company use the Global Reporting Initiative’s Sustainability Reporting Guidelines to prepare the sustainability report. The Global Reporting Initiative (www.globalreporting.org) is an international organization developed with representatives from the business, environmental, human rights and labor communities, and their guidelines provide a flexible reporting system that allows the omission of content that is not relevant to company operations.

The Company’s Statement in Opposition to Proposal No. 3.

We recognize the importance of social and environmental practices, as well as economic performance, to our stockholders. Our Code of Business Conduct and Ethics, posted on our website, reflects our commitment to do business in accordance with the highest standards of ethical business conduct. We are committed to conducting our businesses in compliance with all applicable environmental laws and regulations, and we believe we are an industry leader in our environmental policies.

Sustainability is a cornerstone of our business philosophy and our company is committed to being the preeminent sustainable development corporation in the world. To accomplish this, we recently launched our Sands Eco 360o program, which is based on three pillars:

•	People — our commitment to maintain a safe and healthy work environment for all of our employees and a commitment to improve the quality of life in the communities in which we operate;

•	Planet — our commitment to sustainable development to minimize our ecological impact, as evidenced by our LEED® — Silver NC (New Construction) certification for The Palazzo and our LEED-Gold EB (Existing Building) certification for The Venetian Resort-Hotel and Sands Expo and Convention Center; and

•	Profit — our efforts to manage costs through recycling programs, sustainable purchases, energy efficiency and use of renewable energy.

The Board believes that our track record demonstrates that we have worked hard and committed significant resources to be a good corporate citizen and to promote environmental issues. Therefore, the Board believes that preparing a sustainability report for stockholders is unnecessary and would not be an effective use of our resources. The time and expense involved in preparing such a report would detract from our focus on our business and operations and would not be in the best interests of our stockholders.

The Board of Directors recommends a vote AGAINST the Stockholder Proposal
Regarding Sustainability Report.

TIMEFRAME FOR STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2011 annual meeting of stockholders, to be considered for inclusion in our proxy statement for that annual meeting, must be personally delivered or mailed to our principal executive offices, as required by our Amended and Restated By-Laws, no earlier than February 3, 2011 and no later than March 5, 2011, to the attention of the Corporate Secretary as follows: Corporate Secretary, Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

With respect to any proposal by a stockholder not seeking to have its proposal included in the proxy statement but seeking to have its proposal considered at the 2011 annual meeting, if that stockholder fails to notify us of its proposal in the manner set forth above by March 5, 2011, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2011 annual meeting, notwithstanding that stockholders have not been advised of the proposal in the proxy statement for the 2010 annual meeting. Any stockholder proposals must comply in all respects with Rule 14a-8 of Regulation 14A and other applicable rules and regulations of the SEC.

OTHER INFORMATION

The Company will bear all costs in connection with the solicitation of proxies. The Company intends to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto. Officers, directors and regular employees of the Company and its subsidiaries may request the return of proxies by telephone, telegraph or in person, for which no additional compensation will be paid to them.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 3, 2010: Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2009 are available on our website at http://investor.lasvegassands.com/proxy.cfm.

ANNUAL MEETING OF STOCKHOLDERS OF LAS VEGAS SANDS CORP. June 3, 2010 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 3, 2010: Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2009 are available on our website at http://investor.lasvegassands.com/proxy.cfm. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. —— —— 20230303000000001000 7 060310 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEM 2 AND “AGAINST” ITEM 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. To consider and act upon the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s NOMINEES: independent registered public accounting firm. FOR ALL NOMINEES O Sheldon G. Adelson O Irwin Chafetz 3. To consider and act upon a stockholder proposal regarding WITHHOLD AUTHORITY FOR ALL NOMINEES sustainability report. FOR ALL EXCEPT (See instructions below) 4. To transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted FOR Items 1 and 2 and AGAINST Item 3 and otherwise in the discretion of the Proxies at the annual meeting or any adjournments or postponement thereof. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: Consenting to receive all future annual meeting materials and stockholder communications electronically is simple and fast! Enroll today at www.amstock.com for secure online access to your proxy materials, statements, tax documents and other important stockholder correspondence. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. I plan to attend meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF LAS VEGAS SANDS CORP. June 3, 2010 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in COMPANY NUMBER the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and ACCOUNT NUMBER Account Number shown on your proxy card. Vote online/phone until 11:59 PM EDT the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 3, 2010: Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2009 are available on our website at http://investor.lasvegassands.com/proxy.cfm. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. —— —— 20230303000000001000 7 060310 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEM 2 AND “AGAINST” ITEM 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. To consider and act upon the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s NOMINEES: independent registered public accounting firm. FOR ALL NOMINEES O Sheldon G. Adelson O Irwin Chafetz 3. To consider and act upon a stockholder proposal regarding WITHHOLD AUTHORITY FOR ALL NOMINEES sustainability report. FOR ALL EXCEPT (See instructions below) 4. To transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted FOR Items 1 and 2 and AGAINST Item 3 and otherwise in the discretion of the Proxies at the annual meeting or any adjournments or postponement thereof. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: Consenting to receive all future annual meeting materials and stockholder communications electronically is simple and fast! Enroll today at www.amstock.com for secure online access to your proxy materials, statements, tax documents and other important stockholder correspondence. JOHN SMITH 1234 MAIN STREET TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE APT. 203 SIDE OF THIS CARD. NEW YORK, NY 10038 I plan to attend meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Admission Ticket Annual Meeting of Stockholders of LAS VEGAS SANDS CORP. June 3, 2010 1:00 p.m. (Eastern Time) Sheraton New York Hotel & Towers 811 Seventh Ave. New York, NY 10019 This ticket must be presented at the door for entrance to the meeting. Stockholders may bring one guest to the meeting. Stockholder Name: ___ ___[ ] WITH SPOUSE/SIGNIFICANT OTHER [ ] WITHOUT SPOUSE/SIGNIFICANT OTHER ___ ___ ___ ___ ___(Please Print) Agenda 1. To elect two directors to the Board of Directors, each for a three-year term; 2. To consider and act upon the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; 3. To consider and act upon a stockholder proposal regarding sustainability report; and 4. To transact such other business as may properly come before the meeting or any adjournments thereof. —. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . —— 1 FORM OF PROXY LAS VEGAS SANDS CORP. Proxy for Annual Meeting of Stockholders June 3, 2010 Solicited on Behalf of the Board of Directors As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Michael A. Leven, Robert G. Goldstein and Kenneth J. Kay, and each of them, Proxies, with full power of substitution, to represent and vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Las Vegas Sands Corp. to be held at Sheraton New York Hotel & Towers, 811 Seventh Ave., New York, NY 10019, on June 3, 2010, at 1:00 p.m. (Eastern time), and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting. (Continued and to be SIGNED on the other side) COMMENTS: 14475

Important Notice of Availability of Proxy Materials for the Annual Stockholder Meeting of LAS VEGAS SANDS CORP. To Be Held On: June 3, 2010 at 1:00 p.m. (Eastern time) Sheraton New York Hotel & Towers, 811 Seventh Ave., New York, NY 10019 COMPANY NUMBER JOHN SMITH 1234 MAIN STREET ACCOUNT NUMBER APT. 203 NEW YORK, NY 10038 CONTROL NUMBER This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 5/20/10. Please visit http://investor.lasvegassands.com/proxy.cfm, where the following materials are available for view: • Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • Annual Report on Form 10-K TO REQUEST MATERIAL: TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers) E-MAIL: info@amstock.com WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp TO VOTE: ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. IN PERSON: You may vote your shares in person by attending the Annual Meeting. TELEPHONE: To vote by telephone, please visit https://secure.amstock.com/voteproxy/login2.asp to view the materials and to obtain the toll free number to call. MAIL: You may request a card by following the instructions above. 1. Election of Directors: 2. To consider and act upon the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered NOMINEES: public accounting firm. Sheldon G. Adelson Irwin Chafetz 3. To consider and act upon a stockholder proposal regarding sustainability O Nominee #12 report. O Nominee #13 4. To transact such other business as may properly come before the meeting or any adjournments thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEM 2 AND “AGAINST” ITEM 3. Please note that you cannot use this notice to vote by mail.